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                           AUREAL SEMICONDUCTOR INC.
                               (FORMERLY KNOWN AS
                         MEDIA VISION TECHNOLOGY INC.)

                   SECOND AMENDED AND RESTATED LOAN AGREEMENT


        THIS SECOND AMENDED AND RESTATED LOAN AGREEMENT, dated as of August ___, 1997, among AUREAL SEMICONDUCTOR INC. (FORMERLY KNOWN AS MEDIA VISION TECHNOLOGY INC.), a Delaware corporation, as borrower ("BORROWER"), and TCW SPECIAL CREDITS, a California general partnership, as agent for the entities (each a "FUND") set forth on SCHEDULE 1 hereto (TCW Special Credits in such capacity is hereinafter referred to as "LENDER"), is based upon the following facts:


                              W I T N E S S E T H

        A. On July 25, 1994, Borrower and Pellucid, as hereinafter defined, commenced Chapter 11 Case Nos. 94-45107J and 94-45108J (collectively, the "CHAPTER 11 CASES"), by filing voluntary petitions for relief under the Bankruptcy Code, as hereinafter defined, with the United States Bankruptcy Court for the Northern District of California (the "COURT"), which cases have been jointly administered by the Court.

        B. Borrower, Lender and Pellucid entered into a Debtor In Possession Loan Agreement dated as of September 1, 1994 (the "DIP LOAN AGREEMENT"), providing for the making of Loans by Lender to Borrower and Pellucid in an aggregate principal amount not to exceed $10,000,000. In accordance with the Plan, as hereinafter defined, Pellucid has been merged with and into Borrower.

        C. The DIP Loan Agreement was amended and restated pursuant to an Amended and Restated Loan Agreement dated as of December 30, 1994, as amended from time to time (the "EXISTING LOAN AGREEMENT"). As of the date hereof, the Existing Loan Agreement provides for the making of Loans by Lender to Borrower in an aggregate principal amount not to exceed $20,000,000.

        D. Borrower and Lender desire to amend the Existing Loan Agreement to, inter alia, increase the amount of the revolving credit facility available to Borrower to up to $31,500,000 and to extend the maturity of the amounts due thereunder on the terms and conditions set forth in this Agreement.

        E. For ease of reference and clarity, Borrower and Lender desire to restate the Existing Loan Agreement to incorporate the amendments made hereby and amend and restate the original promissory note and collateral documents made by Borrower pursuant to the Existing Loan Agreement. The parties expressly disclaim any intent to effect a novation or an





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extinguishment or discharge of the Existing Loan Agreement or a discharge of any of the obligations under the Loan Documents, as defined under the Existing Loan Agreement, including, without limitation, the promissory note and collateral documents entered into pursuant to the Existing Loan Agreement, as a result of entering into this Agreement and the other documents contemplated herein.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, Borrower and Lender agree to amend and restate the Existing Loan Agreement in its entirety as follows:

                                   SECTION 1.

                                  DEFINITIONS

        Capitalized terms used in this Agreement shall have the following respective meanings:

                "ACCOUNTS" shall mean all accounts, accounts receivable, other receivables and rights to payment of every nature, contract rights, chattel paper, instruments, documents and notes, whether now owned or hereafter acquired by Borrower or any of its Subsidiaries and whether or not earned by performance including, without limitation, indebtedness of an obligor arising under a charge account agreement arising from the sale of merchandise or services and to the right of payment of any recoveries, interest, finance, returned check or late charges and other obligations of the obligor thereof.

                "ADVANCE" shall mean either a Tranche A Advance or a Tranche B Advance, and "ADVANCES" shall mean the Tranche A Advances and the Tranche B Advances, collectively.

                "AFFILIATE" shall mean with respect to any Person (i) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 5% or more of the Securities having ordinary voting power in the election of directors of such Person, (ii) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person or (iii) each of such Person's officers, directors, joint venturers and partners; provided, however, that in no case shall Lender be deemed to be an Affiliate of Borrower or any of its Subsidiaries for purposes of this Agreement.

                "AGREEMENT" shall mean this Second Amended and Restated Loan Agreement, including all appendices, exhibits or schedules hereto.

                "AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT" shall mean the Amended and Restated Pledge and Security Agreement, dated as of December 30, 1994 in the form of Exhibit B attached hereto entered into between Lender and Borrower, which amends and restates in its entirety that certain Pledge and Security Agreement dated as of September 1, 1994, between Lender and Borrower.





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                "AMENDED AND RESTATED PATENT ASSIGNMENT" shall mean the Amended and Restated Assignment for Security (Patents) made in favor of Lender by Borrower dated as of December 30, 1994, in the form of Exhibit C attached hereto, which amends and restates in its entirety that certain Assignment for Security (Patents) dated as of September 1, 1994, made by Borrower in favor of Lender.

                "AMENDED AND RESTATED TRADEMARK ASSIGNMENT" shall mean the Amended and Restated Assignment for Security (Trademarks and Trademark Licenses) made in favor of Lender by Borrower dated as of December 30, 1994, in the form of Exhibit D attached hereto, which amends and restates in its entirety that certain Assignment for Security (Trademarks and Trademark Licenses) dated as of September 1, 1994, made by Borrower in favor of Lender.

                "BANK LETTER RESPECTING OPERATING ACCOUNTS" shall mean a letter agreement substantially in the form of Exhibit E attached hereto.

                "BANKRUPTCY CODE" shall mean the provisions of Title 11, United States Code, as the same may be amended from time to time.

                "BASE RATE" shall mean the per annum rate that Bank of America NT & SA announces from time to time as its base or prime lending rate, as in effect from time to time.

                "BORROWER" shall have the meaning assigned to such term in the first paragraph of this Agreement.

                "BUSINESS DAY" shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of California or the State of New York.

                "CAPITAL EXPENDITURES" shall mean all payments for any fixed assets or improvements or for replacements, substitutions or additions thereto, which are required to be capitalized under GAAP.

                "CAPITAL LEASE" shall mean, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, either would be required to be classified and accounted for as a capital lease on a balance sheet of such Person or otherwise be disclosed as such in a note to such balance sheet.

                "CAPITAL LEASE OBLIGATION" shall mean, with respect to any Capital Lease, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee as a liability in respect of such Capital Lease or otherwise be disclosed in a note to such balance sheet.

                "CASH EQUIVALENTS" shall mean, collectively, the following:
(i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any





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agency thereof maturing within 60 days from the date of acquisition thereof;
(ii) commercial paper maturing no more than 60 days from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor's Ratings Group or Moody's Investors Service, Inc.; (iii) certificates of deposit, maturing no more than 60 days from the date of creation thereof, issued by commercial banks incorporated under the laws of the United States of America, each having combined capital, surplus and undivided profits of not less than $200,000,000 and having a rating of "A" or better by a nationally recognized rating agency; and (iv) time deposits, maturing no more than 30 days from the date of creation thereof with commercial banks each having membership in the Federal Deposit Insurance Corporation or any successor entity, and in amounts not exceeding the maximum amounts of insurance thereunder.

                "CHAPTER 11 CASES" shall have the meaning assigned to it in the recital clauses hereof.

                "CHARGES" shall mean all Federal, state, county, city, municipal, local, foreign or other governmental (including PBGC) taxes, levies, assessments, charges, liens, claims or encumbrances upon or relating to (i) the Collateral, (ii) the Obligations, (iii) Borrower's or any of its Subsidiaries' employees, payroll, income or gross receipts, (iv) Borrower's or any of its Subsidiaries' ownership or use of any of their respective assets, or (v) any other aspect of Borrower's or any of its Subsidiaries' businesses.

                "CLOSING DATE" shall mean the first date on which all conditions precedent set forth in Section 3.1 have been satisfied or waived in writing by Lender as provided therein.

                "COLLATERAL" shall mean the "Collateral" covered by the Amended and Restated Pledge and Security Agreement, the Subsidiary Pledge and Security Agreement or any of the other Collateral Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Lender to secure the Obligations.

                "COLLATERAL DOCUMENTS" shall mean the Amended and Restated Pledge and Security Agreement, the Amended and Restated Trademark Assignment, the Amended and Restated Patent Assignment, the Subsidiary Pledge and Security Agreement, the Bank Letters Respecting Operating Accounts, the Omnibus Consent and any other security agreements, pledge agreements, mortgages, deeds of trust, assignments, financing statements or other agreement, document or certificate pursuant to which Lender obtains or perfects a security interest in or Lien on Collateral.

                "COLLECTING AGENTS" shall have the meaning assigned to it in
Section 2.2.

                "COMMITMENT" shall mean the commitment of Lender to make Advances as set forth in Section 2.1(b).





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                "COMMITMENT TERMINATION DATE" shall mean the earliest of:  (i)
the Maturity Date with respect to all Advances; (ii) the date that Lender elects to terminate Borrower's rights to receive Advances pursuant to Section 9.1; (iii) the date of prepayment in full by Borrower of the Loan and all other Obligations and termination of the Commitment in accordance with the provisions of Section 2.2(f).

                "CONFIRMATION ORDER" shall mean the order of the Court confirming the Plan and the financing to be obtained under the Existing Loan Agreement entered on December 19, 1994.

                "CONTINGENT OBLIGATION", as applied to any Person, shall mean any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (iii) under interest rate hedge, currency swap and similar agreements. Contingent Obligations shall include, without limitation, (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (X) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (Y) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (X) or (Y) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited.

                "CONTRACTUAL OBLIGATION", as applied to any Person, shall mean any provision of any security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

                "COURT" shall have the meaning assigned to it in the recital clauses hereof.

                "DEFAULT" shall mean any event that, with the passage of time, the giving of notice or both, would become an Event of Default, unless cured or waived as specifically provided in this Agreement.





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                "DEPOSIT ACCOUNT" shall mean a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

                "DISCLOSURE STATEMENT" shall have the meaning assigned to it in
Section 4.5.

                "DIP LOAN AGREEMENT" shall have the meaning assigned to it in the Recitals hereto.

                "DOLLARS" and the sign "$" each shall mean freely transferable lawful money of the United States (expressed in dollars).

                "EMPLOYEE BENEFIT PLAN" shall mean any "employee benefit plan" within the meaning of ERISA Section 3(3), and subject to ERISA, maintained or contributed to by the Borrower or any ERISA Affiliate.

                "ENVIRONMENTAL LAWS" shall mean (i) the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C.A. Section 9601 et seq., (ii) the Resource Conservation and Recovery Act, as amended by the Hazardous and Solid Waste Amendment of 1984, 42 U.S.A. Section 6901 et seq., (iii) the Clean Air Act, 42 U.S.C.A. Section 7401 et seq., (iv) the Clean Water Act of 1977, 33 U.S.C.A. Section 1251 et seq., (v) the Toxic Substances Control Act, 15 U.S.C.A. 2601 et seq., and (vi) all other applicable statutes or judicial or administrative orders, decrees, rules, regulations or ordinances of city, county, regional, state and federal governmental agencies or bureaus relating to air pollution, water pollution, noise control and/or the generation, storage, use, transportation, handling, discharge, existence, disposal or recovery of on-site or off-site Hazardous Materials, as each of the foregoing may be amended from time to time.

                "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                "ERISA AFFILIATE" shall mean any Person that is now or at any time in the future required to be treated as a single employer with Borrower under IRC Sections 414(b), (c), (m) or (o).

                "ERISA EVENT" shall mean (i) a "reportable event" within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the





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provision by the administrator of any Pension Plan pursuant to Section
4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Borrower or any of its ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Sections 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Borrower or any of its ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal by Borrower or any of its ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Borrower or any of its ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA;
(viii) the occurrence of an act or omission which could give rise to the imposition on Borrower or any of its ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under
Section 409 or 502(c), (i) or (l) or 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Borrower or any of its ERISA Affiliates in connection with any such Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

                "EVENT OF DEFAULT" shall have the meaning assigned to it in
Section 9.1.

                "EXISTING LOAN AGREEMENT" shall have the meaning assigned to it in the Recitals hereto.

                "FEDERAL RESERVE BOARD" shall have the meaning assigned to it in Section 4.13.

                "FINAL ORDER" shall mean an order, judgment or other decree of the Court which has not been reversed, stayed, modified, or amended and as to which (i) any right to appeal or seek certiorari, review or rehearing has been waived or (ii) the time to appeal or seek certiorari, review or rehearing has expired and as to which no appeal or petition for certiorari, review or rehearing is pending.

                "FISCAL YEAR" shall mean the 52/53 week period ending on the Sunday nearest to December 31 of each calendar year.





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                "FUND" shall have the meaning assigned to it in the first
paragraph of this Agreement.

                "FUNDING DATE" shall mean the date of the funding of an Advance.

                "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time.

                "HAZARDOUS MATERIALS" shall mean any substance, material or waste the generation, handling, storage, treatment or disposal of which is regulated by any local or state government authority in any jurisdiction in which Borrower or any of its Subsidiaries has owned, leased or operated real property or disposed of hazardous materials, or by the United States Government, including any material or substance which is defined as a "hazardous waste", "hazardous material", "hazardous substance", "extremely hazardous waste" or "restricted hazardous waste" or other similar term or phrase under any Environmental Law.

                "INDEBTEDNESS" shall mean all liabilities for borrowed money, notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money and all other obligations and indebtedness of any and every kind and nature, including all Contingent Obligations, Capital Lease Obligations, Charges, liabilities and all obligations to trade creditors, whether now or hereafter owing, arising, and howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed or otherwise.

                "INDEMNIFIED PERSON" shall have the meaning assigned to it in
Section 10.3.

                "INVENTORY" shall mean any "inventory," as such term is defined in the UCC, now or hereafter owned or acquired by Borrower or any of its Subsidiaries, wherever located, and, in any event, including all inventory, merchandise, goods and other personal property which are held by or on behalf of Borrower or any of its Subsidiaries for sale or lease or are furnished or are to be furnished under a contract of service or which constitute raw materials, work in process, or materials used or consumed or to be used or consumed in Borrower's or such Subsidiary's business, or in the processing, packaging, advertising, promotion, delivery or shipping of the same, and all finished goods.

                "INVESTMENT" shall mean (i) any direct or indirect purchase or other acquisition by Borrower or any of its Subsidiaries of, or a beneficial interest in, Securities of any other Person, or (ii) any direct or indirect loan, advance or capital contribution by Borrower or any of its Subsidiaries to any other Person other than Borrower including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.





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                "IRC" shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto.

                "IRS" shall have the meaning assigned to it in Section 4.14.

                "LEASES" shall mean all of those leasehold estates in real property now owned or hereafter acquired by Borrower or any of its Subsidiaries, as lessee.

                "LENDER" shall have the meaning assigned to it in the Introduction hereof and shall include any successors and assigns thereof.

                "LIEN" shall mean any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien (including judgment liens, liens of mechanics, suppliers and other Persons for the provision of goods or services, rights of set off and all other liens arising under statute, common law or judicial interpretation), Charge, claim (including reclamation claims), security interest, easement or encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the UCC or comparable law of any jurisdiction).

                "LOAN" shall mean, collectively, the Advances made or deemed made by Lender to Borrower pursuant to the terms of this Agreement.

                "LOAN DOCUMENTS" shall mean this Agreement, the Notes, the Collateral Documents, the Subsidiary Guaranty, and all other agreements, instruments, documents and certificates, including pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of Borrower or any of its Affiliates, or any employee of Borrower or any of its Affiliates, and delivered to Lender, in connection with this Agreement or the transactions contemplated hereby.

                "MARGIN STOCK" shall have the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

                "MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on (i) the business, assets, operations, prospects or financial condition of Borrower or Borrower and its Subsidiaries, taken as a whole, (ii) Borrower's or any such Subsidiary's ability to pay or otherwise perform the Obligations in accordance with the terms hereof and the other Loan Documents, or (iii) the Collateral or Lender's Liens on the Collateral or the priority of such Liens or the rights or remedies of Lender under the Loan Documents.





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                "MATURITY DATE", with respect to each tranche of Advances, shall mean March 31, 1999, as it may be extended with respect to the Advances of a tranche pursuant to the provisions of Section 2.2(g).

                "MAXIMUM LAWFUL RATE" shall have the meaning assigned to it in
Section 2.4(d).

                "MULTIEMPLOYER PLAN" shall mean an Employee Benefit Plan that is a "multiemployer plan" within the meaning of ERISA Section 4001(a)(3).

                "NOTES" shall mean the Tranche A Note and the Tranche B Note.

                "NOTICE OF ADVANCE" shall have the meaning assigned to it in
Section 2.1(b).

                "OBLIGATIONS" shall mean all loans, advances, debts, liabilities and obligations for monetary amounts (whether or not such amounts are liquidated or determinable) owing by Borrower or any of its Subsidiaries to Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under any of the Loan Documents.

                "OMNIBUS CONSENT" shall mean the Consent, in substantially the form of Exhibit H attached hereto to be entered into by Borrower, each of its Subsidiaries and Lender.

                "OPERATING ACCOUNTS" shall mean those certain accounts of Borrower or any of its Subsidiaries identified in SCHEDULE 4.9 annexed hereto and any other Operating Accounts opened from time to time with the consent of Lender.

                "PAYMENT ACCOUNT" shall mean that certain account of Lender, account number 400-3500 in the name of TCW Special Credits Escrow Account at Sanwa Bank of California/Trust Operations, Monterey Park, California 91754, ABA number 122003516.

                "PBGC" shall mean the Pension Benefit Guaranty Corporation or any Person succeeding to the functions thereof.

                "PELLUCID" shall mean Pellucid, Inc., previously a California corporation and a wholly owned Subsidiary of Borrower that merged with and into Borrower as more fully described in the recitals of this Agreement.

                "PENSION PLAN" shall mean an Employee Benefit Plan subject to Title IV of ERISA, other than a Multiemployer Plan.

                "PERMITTED ENCUMBRANCES" shall mean the following encumbrances and claims: (i) Liens (other than a Lien imposed pursuant to Sections 401(a)(29) or 412(n) of the IRC or by ERISA) for taxes or assessments or other governmental charges or levies, either not yet due and





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payable or to the extent that nonpayment thereof is permitted by the terms of this Agreement; (ii) pledges or deposits securing obligations under worker's compensation, unemployment insurance, social security or public liability laws or similar legislation; (iii) pledges or deposits securing utility payments, bids, tenders, contracts (other than contracts for the payment of money) or leases to which Borrower or any of its Subsidiaries is a party as lessee, made in the ordinary course of business; (iv) deposits securing public or statutory obligations of Borrower or any of its Subsidiaries; (v) workers', mechanics', suppliers', carriers', warehousemen's or other similar liens arising in the ordinary course of business and securing indebtedness that is either (a) not more than thirty (30) days past the date such indebtedness first became due and payable or (b) being contested in good faith and, if required according to GAAP, appropriately reserved for on the books of Borrower or any of its Subsidiaries; (vi) deposits securing or in lieu of surety, appeal or customs bonds in proceedings to which Borrower or any of its Subsidiaries is a party;
(vii) any attachment or judgment Liens securing the payment of money not exceeding $10,000 in the aggregate, unless the judgment it secures shall not
(x) within sixty (60) days after the entry thereof have been discharged, (y) have been stayed pending appeal, or (z) have been discharged within sixty (60) days after the expiration of any such stay; (viii) Liens in favor of Lender under the Collateral Documents; (ix) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of Borrower or any of its Subsidiaries; (x) any interest or title of a lessor under any lease permitted by this Agreement and any lease or sublease granted to others (and permitted by this Agreement) to the extent the granting or existence of such lease or sublease would not have a Material Adverse Effect; (xi) Liens arising from UCC financing statements regarding leases permitted by this Agreement; (xii) Liens on unearned premiums and dividends that may become payable under directors' and officers' insurance policies provided that the amount of any pledges and/or deposits permitted by clauses (ii), (iii), (iv) and (xiii) above shall not exceed in the aggregate for all such clauses, $1,000,000.

                "PERSON" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government (whether Federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

                "PLAN" shall mean Debtors' Second Amended Joint Plan of Reorganization," filed by Borrower and Pellucid in the Chapter 11 Cases on November 11, 1994, as amended by that certain Modification dated December 19, 1994 and as may be further amended thereafter pursuant to Section 7.17 hereof.

                "PROJECTIONS" shall have the meaning assigned to it in Section 4.6.

                "REAL ESTATE" shall mean all of those plots, pieces or parcels of land now owned, operated or leased or hereafter acquired, operated or leased by Borrower or any of its Subsidiaries (the "LAND"), together with the right, title and interest of Borrower or such Subsidiary, if any, in and to the streets, the land lying in the bed of any streets, roads or avenues, opened or proposed, in front of, adjoining, or abutting the Land to the center line thereof, the air space and development rights pertaining to the Land and right to use such air space and development rights, all rights of way, privileges, liberties, tenements, hereditaments, and appurtenances belonging or in any way appertaining thereto, all fixtures, all easements now or hereafter benefiting the Land and all royalties and rights appertaining to the use and enjoyment of the Land, including, without limitation, all alley, vault, drainage, mineral, water, oil, and gas rights, together with all of the buildings and other improvements now or hereafter erected on the Land, and all fixtures and articles of personal property appertaining thereto and all additions thereto and substitutions and replacements thereof.

                "RECEIPTS" shall mean all cash, Cash Equivalents, checks, notes, drafts and any items of payment or collection received by or on behalf of Borrower or any of its Subsidiaries, or by any officers, employees or agents of Borrower or other Persons acting for or in concert with Borrower or such Subsidiary to make collections on Borrower's or such Subsidiary's behalf, in connection with or in any way relating to Borrower or such Subsidiary or the operation of Borrower's or such Subsidiary's business, including, without limitation, any proceeds received from (i) any sales of, or loans against, Accounts of Borrower or such Subsidiary (other than the Loan), (ii) any disposition of or release of Liens against assets or issuance or sale of Securities by Borrower or such Subsidiary, (iii) the issuance or sale of Indebtedness for borrowed money by Borrower or such Subsidiary (other than the Obligations and other Indebtedness permitted by this Agreement), (iv) insurance policies (other than liability insurance payable directly or indirectly to a third party) maintained by Borrower or such Subsidiary, whether or not Lender is an additional insured or named as loss payee thereunder and (v) the successful prosecution (including any settlement) of any claims, actions or other litigation or proceeding by or on behalf of or against Borrower or such Subsidiary; it being understood and agreed that nothing contained in this definition shall in any respect be deemed to permit any transactions by Borrower or such Subsidiary otherwise restricted or prohibited by this Agreement, including Section 7 hereof.

                "RELEASE" shall mean any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including, without limitation, the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), or into or out of any Real Estate, including the movement of any Hazardous Material through the air, soil, surface water, groundwater or property.

                "RESTRICTED PAYMENT" shall mean, with respect to any Person (i) the direct or indirect declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of such Person's Securities, (ii) any payment on account of the purchase, redemption or other retirement or acquisition of such Person's Securities or any payment made to retire or obtain the surrender of, any outstanding warrants, options or other rights to acquire any of such Person's Securities or any other payment or distribution made in respect thereof, either directly or indirectly, (iii) any direct or indirect payment, loan, contribution or other transfer of funds or other property to any

Stockholder or any Subsidiary of such Person in respect of such Person's Securities or (iv) any payment to any officer, director or employee of such Person that constitutes a "bonus" that is otherwise not required to be paid under the terms of employment of such officer, director or employee; provided that with respect to Borrower, "Restricted Payment" shall not include payments that may be made by Borrower to its officers and employees in an aggregate amount not exceeding $1,500,000 under an employee incentive plan, a management incentive plan, and employee bonus programs.

                "SCHEDULE OF DOCUMENTS" shall mean the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Loan Documents and the transactions contemplated thereunder, substantially in the form attached hereto as SCHEDULE 3.1(A).

                "SECURITIES" shall mean any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

                "STOCKHOLDERS" shall mean, with respect to Borrower or any of its Subsidiaries, all of the holders of Securities of such Person.

                "SUBJECT PROPERTY" shall have the meaning assigned to it in
Section 10.3.

                "SUBSIDIARY" shall mean, with respect to any Person, any corporation of which an aggregate of more than 50% of the outstanding Securities having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Securities of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person and/or one or more Subsidiaries of such Person.

                "SUBSIDIARY GUARANTY" shall mean the Subsidiary Guaranty, dated as of December 30, 1994, in the form of Exhibit E attached hereto, entered into by each of Borrower's Subsidiaries in favor of Lender.

                "SUBSIDIARY PLEDGE AND SECURITY AGREEMENT" shall mean the Subsidiary Pledge and Security Agreement, dated as of December 30, 1994, in the form of Exhibit F attached hereto, entered into between Lender and each of Borrower's Subsidiaries.

                "TAX" or "TAXES" shall mean any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided that "TAX ON THE OVERALL NET INCOME" of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person's principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person is deemed to be doing business on all or part of the net income, profits or gains of that Person (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise).

                "TRANCHE A ADVANCE" shall have the meaning assigned to it in
Section 2.1(b) and shall also include, without limitation, any Tranche A Advance deemed made pursuant to Section 2.1(d) or Section 2.6.

                "TRANCHE A COMMITMENT" shall mean the commitment of Lender to make Tranche A Advances as set forth in Section 2.1(b).

                "TRANCHE A NOTE" shall mean the Second Amended and Restated Revolving Credit Note delivered by Borrower to Lender in a maximum outstanding principal amount of $20,000,000 for the benefit of the entities set forth in
Schedule 1-A, which Tranche A Note shall be in substantially the form of Exhibit A-1 attached hereto, which amends and restates in its entirety that certain Amended and Restated Revolving Credit Note dated as of December 30, 1994, issued by Borrower in favor of Lender.

                "TRANCHE B ADVANCE" shall have the meaning assigned to it in
Section 2.1(b) and shall also include, without limitation, any Tranche B Advance deemed made pursuant to Section 2.1(d) or Section 2.6.

                "TRANCHE B COMMITMENT" shall mean the commitment of Lender to make Tranche B Advances as set forth in Section 2.1(b).

                "TRANCHE B NOTE" shall mean the Revolving Credit Notes delivered by Borrower to Lender in a maximum outstanding principal amount of $11,500,000 for the benefit of the entities set forth in Schedule 1-A, which Tranche B Notes shall be in substantially the form of Exhibit A-2 attached hereto.

                "THRESHOLD AMOUNT" shall have the meaning assigned to it in
Section 2.1(b).

                "UCC" shall mean the Uniform Commercial Code of the jurisdiction with respect to which such term is used, as in effect from time to time.

        Any accounting term used in this Agreement shall, unless otherwise specifically provided herein, have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed, unless otherwise specifically provided herein, in accordance with GAAP consistently applied. All other undefined terms contained in this Agreement shall, unless the context indicates otherwise, have the meanings provided for by the UCC as in effect in the State of New York to the extent the same are used or defined therein. The words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular section, subsection or clause contained in this Agreement. Any reference to an agreement shall refer to such agreement as it may be amended, restated, supplemented or otherwise modified from time to time.

                                   SECTION 2.

                           AMOUNT AND TERMS OF CREDIT

2.1     REVOLVING CREDIT ADVANCES.

        (a) Borrower and Lender agree and confirm that the Obligations of Borrower as of the date hereof are as set forth on SCHEDULE 2.1(A) attached hereto. Borrower and Lender acknowledge and agree that there are no valid counterclaims, setoffs or rights of reclamation against said Obligations or any other defenses to repayment by Borrower of said Obligations.

        (b) Upon and subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower herein set forth, Lender will make available to Borrower, from time to time upon Borrower's request, on and after the Closing Date until the Commitment Termination Date revolving credit advances (each a "TRANCHE A ADVANCE" and collectively, the "TRANCHE A ADVANCES") in an aggregate amount which, when added to the aggregate amount of all other outstanding Tranche A Advances shall not at any time exceed $20,000,000 and revolving credit advances (each a "TRANCHE B ADVANCE" and collectively, the "TRANCHE B ADVANCES") in an aggregate amount which, when added to the aggregate amount of all other outstanding Tranche B Advances shall not at any time exceed $11,500,000; provided that no Advance shall be made hereunder to Borrower if, after giving effect thereto and to the application of the proceeds thereof and to any other actual or planned disbursement by Borrower on the date of such Advance (or within the next 24 hour period), Borrower would have available to it in the deposit accounts listed in SCHEDULE 4.9 (and, to the extent all outstanding Loan and other due and payable Obligations have been paid in full, in the Payment Account), cash and Cash Equivalents (less the amount of all outstanding checks) in an aggregate amount in excess of $1,500,000 (the "THRESHOLD AMOUNT"); and provided, further, that Lender shall not be obligated to make any Tranche B Advances if Borrower may at such time incur Tranche A Advances. Advances made on any Business Day shall be in an aggregate minimum amount of $100,000 and integral multiples thereof in excess of that amount. Subject to the provisions of Section 2.2, Section 9 and the other provisions of this Agreement, and until all amounts outstanding in respect of the Loan shall become due and payable on the Commitment Termination Date, Borrower may from time to time borrow, repay and reborrow pursuant to this Section 2.1(b). Each Advance shall be made on notice, given by Borrower to Lender no later than 2:00 P.M. (Pacific time) on the Business Day immediately preceding the Business Day of the proposed Advance. Each such notice shall be in writing or by facsimile to Kenneth Liang or such other officer of Lender designated by Lender to receive such request, confirmed immediately in writing (a "NOTICE OF ADVANCE"), specifying therein the requested date and amount of such requested Advance. Lender shall, on the date of the proposed Advance, upon satisfaction or waiver of the applicable conditions set forth in Section 3, wire to the bank designated by Borrower and acceptable to Lender, the amount of such Advance.

        (c) The Tranche A Advances shall be evidenced by the Tranche A Note and the Tranche B Advances shall be evidenced by the Tranche B Notes. The Notes shall represent the obligation of Borrower to pay the outstanding amount of the Loan, together with interest thereon computed in accordance with Section 2.4(a), plus all other Obligations of Borrower hereunder. The date and amount of each Advance and each payment of principal and interest with respect thereto shall be recorded on the books and records of Lender, which books and records shall constitute prima facie evidence of the accuracy of the information therein recorded. Subject to Borrower's rights to prepay the Loan pursuant to
Section 2.2, the entire unpaid principal of and all unpaid accrued interest on the Loan and all other Obligations shall be due and payable on the Commitment Termination Date. In the absence of a specific determination by Lender with respect to the application of any payments received from or on behalf of Borrower, such payments shall be applied in accordance with Section 2.6.

        (d) Lender may, at its option, make Advances for Borrower's account to the extent that any amounts are due and owing from Borrower on account of the Obligations, as set forth in Section 2.6.

2.2     COLLECTIONS; MANDATORY AND OPTIONAL PREPAYMENTS; EXTENSION OF MATURITY
        DATE.

        (a) Receipts shall be received and held by Borrower, its Subsidiaries and any of their respective officers, employees, agents or other Persons acting for or in concert with Borrower or any such Subsidiary to make collections for or on behalf of Borrower or any such Subsidiary ("COLLECTING AGENTS"), in trust for Lender as Collateral. Notwithstanding any other provision of this Agreement or any other Loan Document, all Receipts shall be paid by the obligor thereon into the Operating Accounts. On the last Business Day of each quarter (or on any other day if required by Lender), Borrower shall deposit or cause to be deposited all cash and Cash Equivalents that are in the Operating Accounts that are in the aggregate in excess of the Threshold Amount into the Payment Account.

        (b) Except to the extent otherwise provided herein, upon deposit in the Payment Account, any Receipts consisting of cash or wire or electronic transfers in immediately available funds shall be applied by Lender to the Loan and shall be deemed received by Lender upon deposit in the Payment Account.
Any payments received by Lender under this Section 2.2(b) shall be applied in the following order unless Lender otherwise elects: (i) any due and payable fees, expenses or other charges in respect of the Obligations; (ii) any due and payable interest payments on the Loan; (iii) principal payments on the Tranche B

Note (whether or not due and payable); (iv) principal payments on the Tranche A Note (whether or not due and payable); and (v) other due and payable Obligations; provided, however, that if an Event of Default has occurred and is continuing, Lender shall apply principal payments on the Tranche B Note and the Tranche A Note ratably in accordance with the then outstanding principal amounts of such Notes.

        (c) If on any date the aggregate outstanding amount of Tranche A Advances exceeds the Tranche A Commitment then in effect, or the Tranche B Advances exceeds the Tranche B Commitment then in effect, then Borrower shall immediately repay to Lender the principal amount of the applicable Advances as is equal to such excess without notice or demand by Lender.

        (d) Borrower irrevocably makes, constitutes and appoints Lender, and all Persons designated by Lender for that purpose, at any time, as Borrower's true and lawful attorney and agent-in-fact to endorse Borrower's name on any checks, notes, drafts or other form of payment relating to Collateral or Receipts or proceeds of Collateral or Receipts that come into Lender's possession or under Lender's control; provided, however, that such appointment by Borrower of Lender as Borrower's attorney-in-fact shall in no case impose upon Lender any obligation or duty to take any actions on behalf of Borrower or any fiduciary obligations with respect to Borrower.

        (e) Borrower shall have the right at any time to prepay all or a portion of the Loan and permanently reduce any portion of the Commitment (provided that any reduction in any Commitment shall be in a minimum amount of $2,500,000), upon providing a notice of prepayment and termination of the Tranche A Commitment or the Tranche B Commitment to Lender at least two (2) Business Days prior to such payment and termination, to prepay voluntarily the all of the Advances of such tranche and cause all other Obligations related to such Advances to be prepaid or otherwise satisfied, without premium or penalty, and upon such prepayment or satisfaction, Borrower's rights to receive Advances of such type shall simultaneously terminate; provided, however, that Borrower may not prepay any Tranche A Advances so long as any Tranche B Advances are outstanding. Upon any permanent reduction in the Tranche A Commitment prior to March 31, 1998, then the number of shares of common stock of the Borrower covered by the warrants delivered to Lender referred to in Section 3.1(a) shall be reduced by an amount equal to 2,000,000 multiplied by a fraction, the numerator of which shall be the amount of such reduction of the Tranche A Commitment and the denominator of which shall be $20,000,000. Upon termination of both the Tranche A Commitment and the Tranche B Commitment and payment of all Obligations, the Commitment Termination Date shall be deemed to have occurred.

        (f) On or prior to March 31, 1999, Borrower shall have the right at any time, upon delivery of 10 Business Days' prior written notice to Lender, to extend the Maturity Date relating to Tranche A Advances and Tranche B Advances to March 31, 2000, effective upon (i) payment to Lender of an extension fee of 2.0% of the outstanding commitment of such tranche, and (ii) delivery by Borrower to Lender of an Allonge to the Note of such tranche, in form and substance satisfactory to Lender, evidencing such extension of the Maturity Date.

2.3     USE OF PROCEEDS.

        Borrower shall apply the proceeds of the Advances as needed in the ordinary course of its business only for working capital purposes of Borrower (including cash collateralization of letters of credit issued for the account of Borrower after the Closing Date); provided that no portion of the Advances shall be used, directly or indirectly, (i) to finance or make any Restricted Payment; (ii) to make any payment or prepayment that is prohibited under this Agreement; (iii) to make any payment in settlement of any claim, action or proceeding, before any court, arbitrator or other governmental body, including those set forth in SCHEDULE 4.16; or (iv) to make any payment in respect of costs associated with the clean-up or other remedial action or other liability in respect of any Hazardous Materials (or in respect of any other non-compliance by Borrower or any of its Subsidiaries with Environmental Laws) on any parcel of Real Estate owned, leased, operated or used by Borrower or any of its Subsidiaries.

2.4     INTEREST ON LOAN.

        (a) Borrower shall be obligated to pay interest on the unpaid principal amount of the Loan owing to Lender from the Closing Date until the Loan is paid in full at a rate per annum equal to 5.00% per annum above the Base Rate in effect from time to time, payable on the first Business Day of each fiscal quarter, commencing on September 29, 1997, and on the Commitment Termination Date; provided however, that upon the occurrence and during the continuation of an Event of Default, the interest on the Loan shall be calculated at a rate per annum equal to the Base Rate plus 7.00%.

        (b) If any payment on the Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

        (c) All computations of interest shall be made by Lender on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Each determination by Lender of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error or bad faith.

        (d)     Notwithstanding anything to the contrary set forth in this
Section 2.4, if at any time until payment in full of all of the Obligations in respect of the Loan the amount of interest payable to Lender hereunder exceeds the amount payable under the highest rate of interest permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto (the "MAXIMUM LAWFUL RATE"), then in such event and so long as the amount payable under the Maximum Lawful Rate would be so exceeded, the amount of interest payable hereunder shall be equal to the amount payable under the Maximum Lawful Rate. In no event shall the total interest payable by Borrower hereunder exceed the amount payable under the Maximum Lawful

Rate. In the event that a court of competent jurisdiction shall make a final determination that Lender has received interest hereunder or under any of the Loan Documents in excess of the amount payable under the Maximum Lawful Rate, Lender shall, to the extent permitted by applicable law, promptly apply such excess in the following order: (i) then due and payable fees, expenses and other charges; (ii) then due and payable interest payments; (iii) principal payments on the Loan (whether or not due and payable); (iv) to any other unpaid Obligations as provided herein and in the other Loan Documents; and (v) thereafter as a refund to Borrower or as a court of competent jurisdiction may otherwise order.

2.5     RECEIPT OF PAYMENTS.

        Borrower shall make each payment under this Agreement not later than 10:30 A.M. (Pacific time), on the day when due in lawful money of the United States of America in immediately available funds to the Payment Account or to such other Lender's depositary bank as designated by Lender from time to time for deposit in Lender's depositary account. Concurrently with the making of any such payment, Borrower shall notify Lender by 2:00 P.M. (Pacific time), by facsimile confirmed immediately in writing.

2.6     APPLICATION OF PAYMENTS.

        Except to the extent that Lender has agreed to a specific application of payments in this Agreement, Borrower irrevocably waives the right to direct the application of any payments at any time hereafter received by Lender from or on behalf of Borrower, and Borrower irrevocably agrees that Lender shall have the continuing exclusive right to apply all such payments against any then due and payable Obligations of Borrower and thereafter in repayment of the Loan (whether or not due and payable) as Lender may deem advisable. In the absence of a specific determination by Lender with respect thereto, the same shall be applied in the following order: (i) then due and payable fees, expenses or other charges; (ii) then due and payable interest payments on the Loan; (iii) principal payments on the Tranche B Note (whether or not due and payable); (iv) principal payments on the Tranche A Note (whether or not due and payable); and
(v) other due and payable Obligations; provided, however, that if an Event of Default has occurred and is continuing, Lender shall apply principal payments on the Tranche B Note and the Tranche A Note ratably in accordance with the then outstanding principal amounts of such Notes. Lender is authorized to, and at its option may, make advances on behalf of Borrower for payment of all then due fees, expenses, charges, costs, advances and interest incurred by Borrower hereunder. Such advances shall be made when and as Borrower fails to pay promptly such fees, expenses, charges, costs, principal and interest and, at Lender's option and to the extent permitted by law, shall be deemed Advances constituting part of the Loan for all purposes hereunder and under the other Loan Documents and shall bear interest as provided in Section 2.4(a).

2.7     ACCESS.

        Lender and all of its officers, employees and agents shall have the right, exercisable as frequently as Lender determines in its sole discretion to be appropriate, during normal business hours (or at such other times as may be requested by Lender) to inspect the properties and facilities of Borrower and its Subsidiaries and to examine and make extracts from all of Borrower's and its Subsidiaries' records, files and books of account. Borrower shall instruct its own and its Subsidiaries' banking and other financial institutions to make available to Lender such information and records as Lender may request. Borrower agrees to cooperate with Lender to permit Lender reasonable access to Borrower's independent certified public accountants with respect to all matters relating to this Agreement and the Loan or to Borrower or any of its Subsidiaries.

2.8     CLOSING AND OTHER FEES.

        (a) Borrower shall pay to Lender for the account of Lender a original issue fee in an amount set forth on Schedule I, which amount is payable on the Closing Date.

        (b) Borrower shall pay to Lender, on demand, all fees, costs or expenses that Lender shall pay to a bank or other similar institution arising out of or in connection with the forwarding to Borrower or any other Person on behalf of Borrower of proceeds of the Advances.

                                   SECTION 3.

                              CONDITIONS PRECEDENT

3.1     CONDITIONS TO EFFECTIVENESS AND CLOSING DATE.

        Notwithstanding any other provision of this Agreement, the Commitment and the obligations of Lender shall not become effective until the following conditions have been satisfied, in Lender's discretion, or waived in writing by
Lender:

        (a) Borrower shall have delivered to Lender the warrants, in form and substance satisfactory to Lender, set forth on Schedule I entitling Lender to acquire shares of Common Stock of Borrower with a term of four years and an exercise price of $2.00 per share.

        (b) Borrower shall have delivered or shall have caused to be delivered to Lender in form and substance satisfactory to Lender each of the agreements, instruments, documents and materials listed on the Schedule of Documents as required to be delivered to Lender on or before the Closing Date, together with such additional information and materials and actions as Lender may reasonably request, and shall have taken all actions set forth in the Schedule of Documents required to be taken on or before the Closing Date;

        (c) Borrower shall have paid to Lender the original issue fee required under Section 2.8(a), all accrued and unpaid interest, fees and expenses to the Closing Date under the Existing Loan Agreement, and all fees and expenses set forth in Section 10.2 incurred by Lender on or prior to the Closing Date.

        (d) Borrower shall have delivered or shall cause to be delivered to Lender a counterpart signature page to the Subsidiary Guaranty executed by Crystal River Engineering.

3.2     ADDITIONAL CONDITIONS TO EACH ADVANCE.

        From and after the Closing Date, in addition to the conditions in
Section 3.1, it shall be a condition to each Advance (including the initial Advance) that the following statements shall be true on the date of funding of each such Advance:

        (a) All of the representations and warranties of Borrower and its Subsidiaries contained herein or in any of the Loan Documents shall be correct in all material respects on and as of the date of funding each such Advance as though made on and as of such date, except to the extent that any such representation or warranty expressly relates to an earlier date.

        (b) No event shall have occurred and be continuing, or would result from the funding of any Advance, which constitutes a Default or an Event of Default.

The acceptance by Borrower of the proceeds of any Advance shall be deemed to constitute, as of the date of such acceptance or incurrence, as the case may be
(i) a representation and warranty by Borrower that the conditions in this
Section 3.2 with respect to such Advance have been satisfied and (ii) a confirmation by Borrower and its Subsidiaries of the granting and continuance of Lender's Lien pursuant to the Collateral Documents.

                                   SECTION 4.

                         REPRESENTATIONS AND WARRANTIES

        To induce Lender to make the Loan as provided for herein, Borrower makes the following representations and warranties to Lender, each and all of which shall be true and correct as of the Closing Date and on each date required to be made pursuant to Section 3.2(a).

4.1     CORPORATE EXISTENCE AND QUALIFICATIONS; COMPLIANCE WITH LAW.

        SCHEDULE 4.1 lists the state of incorporation of Borrower and all other states or jurisdictions in which Borrower is qualified to do business as a foreign corporation. Borrower and each of its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation; (ii) is duly qualified as a foreign corporation and is in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification (except for jurisdictions in which such failure to so qualify or to be in good standing would not have a Material Adverse Effect); (iii) has the requisite corporate power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease and to conduct its business as now, heretofore and proposed to be conducted; and (iv) is in compliance with its charter documents, including, with respect to Borrower, its Certificate of Incorporation and By-Laws.

4.2     COMPLIANCE WITH LAW.

        Borrower and each of its Subsidiaries (i) has, or has made application for (which application is in process in the ordinary course), all material licenses, permits, consents or approvals from or by, and has made all material filings with, and has given all material notices to, all governmental authorities having jurisdiction, to the extent required for the ownership, operation and conduct of its properties and business as now owned, operated and conducted; and (ii) is in compliance with all applicable provisions of law the failure to comply with which would have a Material Adverse Effect.

4.3     SUBSIDIARIES.

        SCHEDULE 4.3 sets forth the Subsidiaries of Borrower, together with their respective jurisdictions of organization, all other states or jurisdictions in which each such Subsidiary is qualified to do business as a foreign corporation, the authorized and outstanding capital Securities of each such Subsidiary, by class and number and percentage of each class legally owned by Borrower or a Subsidiary of Borrower or any other Person, or to be so owned. Such Securities constitute all of the issued and outstanding Securities of Borrower and each such Subsidiary respectively. Neither Borrower nor any of its Subsidiaries has any outstanding rights, options, warrants or agreements pursuant to which it may be required to issue or sell any Securities, except as set forth in SCHEDULE 4.3.

4.4     CORPORATE POWER; AUTHORIZATION; ENFORCEABLE OBLIGATIONS.

        The execution, delivery and performance by Borrower and each of its Subsidiaries of the Loan Documents and all instruments and documents to be delivered by Borrower or such Subsidiary hereunder and thereunder and the creation of all Liens provided for herein and therein and the consummation of transactions contemplated hereby and thereby, (i) are within Borrower's or such Subsidiary's corporate power; (ii) have been, or by the Closing Date will be, duly authorized by all necessary or proper corporate action; (iii) do not conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Borrower or any of its Subsidiaries; (iv) do not require any approval of stockholders or other equity holders or any approval or consent of any Person under any Contractual Obligation of Borrower or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and are disclosed in SCHEDULE 4.4 annexed hereto; (v) are not in contravention of any provision of Borrower's or any of its Subsidiary's charter documents, including, with respect to Borrower, its Certificate of Incorporation or By-Laws; (vi) will not violate any law or regulation, or any order or decree of any court or governmental instrumentality; and (vii) do not require the consent or approval of any governmental body, agency or authority. This Agreement is, and the Notes and the other Loan Documents, when executed and delivered pursuant hereto will be, the legal, valid and binding Obligations of Borrower and each of its Subsidiaries, enforceable in accordance with their respective terms.

4.5     FINANCIALS.

        (a) Borrower has heretofore delivered to Lender a copy of the Disclosure Statement with respect to the Plan (the "DISCLOSURE STATEMENT"). Such Disclosure Statement contains financial statements that have been prepared in accordance with GAAP (except, with respect to the interim financial statements, for normal year end adjustments and the inclusion of footnotes) and present fairly the financial position of Borrower and its Subsidiaries at such dates and for the periods then ended.

        (b) Borrower has heretofore delivered to Lender a copy of its audited consolidated financial statements as of December 29, 1996 and for the year then ended and its unaudited consolidated financial statements as of March 31, 1997 and for the three month period then ended (the "FINANCIAL STATEMENTS"). Such Financial Statements have been prepared in accordance with GAAP applied on a basis consistent with prior periods (except as otherwise stated therein) and present fairly the financial position of Borrower and its Subsidiaries at such date and for the periods then ended, subject to changes resulting from audit and normal year end adjustments.

        (c) Borrower has no material Contingent Obligations, contingent liability or liability for taxes, long term lease or other long term commitment that is not reflected in the foregoing Financial Statements or in the notes thereto. Since December 31, 1996, except as expressly disclosed in the Financial Statements referred to in this Section 4.5, no Material Adverse Effect has occurred.

4.6     PROJECTIONS.

        The consolidated projections of Borrower's consolidated balance sheets, income statements, cash flow statements, capital expenditures and depreciation for each of Borrower's twelve fiscal months during calendar year 1997 and other financial projections (the "PROJECTIONS"), a copy of which has been delivered to Lender, are based upon the assumptions stated therein, which assumptions Borrower believes to be reasonable and fair in light of current conditions, and, as of the date hereof, reflect the reasonable and most current estimate of Borrower of the results of operations and other information projected therein. Additional projections for future periods requested by Lender and delivered by Borrower shall become "Projections" hereunder and shall be subject to the terms of this Section 4.6 and this Agreement.

4.7     TITLE; LIEN; ASSETS OF SUBSIDIARIES.

        (a) Borrower and each of its Subsidiaries has good, sufficient and legal title to all Collateral owned by it free and clear of all Liens (including, without limitation, fee simple title to all of the Real Estate described on SCHEDULE 4.7(A) and good and valid leasehold interests in the Leases described in SCHEDULE 4.7(B)), except to the extent permitted under Section 7.3. Neither Borrower nor any of its Subsidiaries is a party to any contract, agreement, lease or instrument (other than the Loan Documents) the performance of which, either unconditionally or upon the happening of an event, will result in or require the creation of a Lien on the property or assets of Borrower or any of its Subsidiaries or otherwise result in a violation of this Agreement.

        (b) All Real Estate owned or leased by Borrower and its Subsidiaries is set forth on SCHEDULES 4.7(A) AND 4.7(B), respectively, and neither Borrower nor any of its Subsidiaries owns any Real Estate or is lessee or lessor under any Lease other than as set forth therein.

        (c) None of the Subsidiaries of Borrower owns assets with an aggregate fair market value (without netting such market value against any liability of such Subsidiary) exceeding $100,000.

4.8     INSURANCE POLICIES.

        SCHEDULE 4.8 lists insurance of any nature maintained for current occurrences by Borrower and its Subsidiaries. All insurance policies of Borrower and its Subsidiaries are in full force and effect and provide coverage of such risks and for such amounts required pursuant to Section 6.5.

4.9     SCHEDULE OF OPERATING ACCOUNTS.

        SCHEDULE 4.9 lists all deposit accounts maintained by Borrower and its Subsidiaries, and such Schedule correctly identifies the name and address of each depository, the name in which the account is held, the purpose of the account, and the complete account number. All such accounts are included in the definition of Operating Accounts. Except as set forth in SCHEDULE 4.9 neither Borrower nor any of its Subsidiaries maintains any other deposit account.

4.10    NO DEFAULT.

        No Default or Event of Default has occurred and is continuing.

4.11    EMPLOYMENT AND LABOR MATTERS.

        There are no strikes or, to the best of Borrower's knowledge, other labor disputes, against Borrower or its Subsidiaries, pending or, to Borrower's knowledge, overtly threatened, that could have a Material Adverse Effect.
Hours worked by and payment made to the employees of Borrower or such Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters which violation could have a Material Adverse Effect. Except as disclosed on SCHEDULE 4.11, all payments due from Borrower or its Subsidiaries on account of employee health and welfare insurance which could have a Material Adverse Effect if not paid will be paid or, if not due, will be accrued as a liability on the books of Borrower or its Subsidiaries, as the case may be.

4.12    INVESTMENT COMPANY ACT.

        Neither Borrower nor any of its Subsidiaries is an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended, assuming Lender is not any such Person under the Investment Company Act. The making of the Advances, the application of the proceeds and repayment thereof by Borrower and the consummation of the transactions contemplated by this Agreement and the other Loan Documents will not violate any provision of such Act or any rule, regulation or order issued by the Securities and Exchange Commission thereunder.

4.13    MARGIN REGULATIONS.

        Neither Borrower nor any of its Subsidiaries owns any "margin security," as that term is defined in Regulations G and U of the Board of Governors of the Federal Reserve System (the "FEDERAL RESERVE BOARD"), and the proceeds of the Advances will be used only for the purposes contemplated hereunder. None of the Advances will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause the Loan under this Agreement to be considered a "purpose credit" within the meaning of Regulations G, T, U or X of the Federal Reserve Board. Neither Borrower nor any of its Subsidiaries will take or permit any agent acting on its behalf to take any action which might cause this Agreement or any document or instrument delivered pursuant hereto to violate any regulation of the Federal Reserve Board.

4.14    TAXES.

        Except as set forth in SCHEDULE 4.14, (a) all federal, state, local and foreign tax returns, reports and statements required to be filed by Borrower and its Subsidiaries have been filed with the appropriate governmental agencies and all Charges and other impositions shown thereon to be due and payable have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof, or any such fine, penalty, interest, late charge or loss has been paid; (b) Borrower and its Subsidiaries has paid when due and payable all requisite Charges upon the books of such Person, as the case may be; (c) proper and accurate amounts have been withheld by Borrower and its Subsidiaries from its employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law and such withholdings have been timely paid to the respective governmental agencies; (d) neither Borrower nor any or its Subsidiaries has executed or filed with the Internal Revenue Service ("IRS") or any other governmental authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges; and (e) neither Borrower nor any of its Subsidiaries has any obligation under any written tax sharing agreement.

4.15    ERISA.

        (a) Neither Borrower nor any ERISA Affiliate has engaged in a transaction in respect of which it could have liability under ERISA which could result in a Material Adverse Effect. There is no lien under ERISA in favor of any Pension Plan. All Employee Benefit Plans are listed in SCHEDULE 4.15(A).

        (b) Except as noted on SCHEDULE 4.15(B), in the case of any Pension Plan, there is no "accumulated funding deficiency," as defined in Section 302 of ERISA. As of the most recent valuation date for any Pension Plan, the excess of the actuarial present value (determined on the basis of reasonable assumptions employed by the independent actuary for such Pension Plan) of the benefit liabilities (as defined in Section 4001(a)(16) of ERISA) over the fair market value of the assets of such Pension Plan, individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which there is no such excess), does not exceed $500,000.

4.16    NO LITIGATION.

        Except as set forth in SCHEDULE 4.16, there is no pending or threatened, action, suit or proceeding against or affecting Borrower or any of its Subsidiaries, or the property of Borrower or any of its Subsidiaries, in any court, or before any arbitrator of any kind, or before or by any governmental body, which action, suit or proceeding could have a Material Adverse Effect.

4.17    PATENTS, TRADEMARKS, COPYRIGHTS AND LICENSES.

        Borrower owns all material licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications and trade names necessary to continue to conduct business as heretofore conducted, now conducted, and proposed to be conducted, each of which is listed, together with Patent and Trademark Office application or registration numbers, where applicable, opposite such Person's name on SCHEDULE 4.17 hereto. None of Borrower's Subsidiaries own or use any patents, patent applications, copyrights, service marks, trademarks or trademark applications. Except as disclosed in SCHEDULE 4.17, Borrower and each of its Subsidiaries conducts its respective business without infringement or claim of infringement of any license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property right of others, except where such infringement or claim of infringement would not have a Material Adverse Effect. Except as disclosed on SCHEDULE 4.17, there is no infringement or claim of infringement by others of any material license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property right of Borrower or any of its Subsidiaries.

4.18    FULL DISCLOSURE.

        No information contained in this Agreement, the other Loan Documents, the Plan or any other documents or written materials listed on the Schedule of Documents or furnished by or on behalf of Borrower or any of its Subsidiaries pursuant to the terms of this Agreement and the Schedule of Documents contains any untrue statement of a material fact or, when considered in light of disclosures otherwise made in writing by Borrower or such Subsidiary to Lender, omits to state a material fact necessary to make the statement contained herein or therein not materially misleading in light of the circumstances under which made.

4.19    SECURITY INTERESTS.

        (a) As security for the Notes and the other Obligations, on or prior to the Closing Date, each of Borrower and its Subsidiaries has encumbered substantially all of its personal property in favor of Lender.

        (b) Except as set forth on SCHEDULE 4.19(B) hereto, each Collateral Document creates in favor of Lender a valid and enforceable perfected security interest in and Lien on all of the Collateral (as defined in each Collateral Document) or other interests intended to be created and secured thereby, superior to and prior to the rights of all third persons and subject to no other Liens other than Permitted Encumbrances. The pledgor or assignor, as the case may be, under the Collateral Document has good and marketable title to all "Collateral" (as defined in such Collateral Document) (and/or the other interests intended to be secured by such Collateral Document) free and clear of all Liens except for Permitted Encumbrances. All filings, notices, recordings and other actions taken or made in the United States, any State thereof or any subdivision of any State necessary to perfect the Liens in the collateral created pursuant to the Collateral Documents and the Orders have been made, given or accomplished.

4.20    HAZARDOUS MATERIALS.

        Except as disclosed in PART ONE OF SCHEDULE 4.20, all real property owned, leased, subleased or operated by Borrower or any of its Subsidiaries and its current use and all off-site disposals by Borrower or any of its Subsidiaries of any Hazardous Materials comply with all Environmental Laws. In addition, PART TWO OF SCHEDULE 4.20 discloses potential or actual environmental liabilities of Borrower or any Subsidiary of Borrower that are not listed in PART ONE OF SCHEDULE 4.20 and of which Borrower has knowledge, including liabilities that are (i) not related to noncompliance with Environmental Laws, or (ii) associated with properties not owned, leased, subleased or operated by Borrower or any of its Subsidiaries.

4.21    CONTRACTS AND AGREEMENTS.

        (a) SCHEDULE 4.21 lists all outstanding Contractual Obligations of Borrower and each of its Subsidiaries, except (i) contracts entered into in the ordinary course of Borrower's or such Subsidiary's business with any customer,
(ii) purchase orders covering Inventory ordered in the ordinary course of business, (iii) contracts entered into in the ordinary course of Borrower's or such Subsidiary's business (other than with vendors), which do not involve an aggregate expenditure by Borrower in any year of more than $100,000, (iv) written sales commissions agreements, and (v) contracts with vendors entered into in the ordinary course of business. Except as set forth in SCHEDULE 4.21 or otherwise disclosed to Lender in writing, none of the terms of such Contractual Obligations have been amended.

        (b) Neither Borrower nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not have a Material Adverse Effect.

        (c) Neither Borrower nor any of its Subsidiaries is a party or subject to any agreement or instrument which has or could have in any case or the aggregate, a Material Adverse Effect.

                                   SECTION 5.

                      FINANCIAL STATEMENTS AND INFORMATION

5.1     REPORTS AND NOTICES.

        Borrower covenants and agrees that from and after the Closing Date and until the Commitment Termination Date has occurred and the Obligations are fully satisfied, Borrower shall deliver (or, with respect to documents described in clause (d) below that are received by Borrower, use its best efforts to deliver) to Lender:

                (a) Immediately upon the determination by Borrower of the existence of any Default or Event of Default, or of any development or other information which could have a Material Adverse Effect or otherwise may result in a Default or Event of Default, telephonic notice specifying the nature of such Default or Event of Default or development or information, including the anticipated effect thereof, which notice shall be promptly confirmed in writing within two days.

                (b) As soon as available and in any event within 90 days after the end of Borrower's Fiscal Year, (a) the consolidated sheet of Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders' equity and cash flows of Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, all in reasonable detail and certified by the chief financial officer of Borrower that they fairly present the financial condition of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, (b) a report thereon of Arthur Andersen LLP or other independent certified public accountants of recognized national standing selected by Borrower and satisfactory to Lender, which report shall be unqualified and shall state that such consolidated financial statements fairly present the consolidated financial position of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

                (c) Promptly upon filing or receiving any such document, copies of any motion, complaint, pleading or other documentation filed with the Court or the office of the United States trustee in the Chapter 11 Cases (except where disclosure is prohibited by Court order), and Borrower agrees to send counsel for Lender copies of all such filings at the same time as filings are sent to Lender as provided herein.

                (d) Such other information respecting Borrower's or any of its Subsidiaries' business, assets, operations, financial condition or prospects (including, without limitation, financial statements, officer's certifications, and financial projections) or any other matter as Lender may, from time to time, reasonably request.

                                   SECTION 6.

                             AFFIRMATIVE COVENANTS

        Borrower covenants and agrees that, unless Lender shall otherwise consent in writing, from and after the date hereof and until the Commitment Termination Date occurs and the Obligations are fully satisfied:

6.1     MAINTENANCE OF EXISTENCE AND CONDUCT OF BUSINESS.

        Borrower shall and shall cause each of its Subsidiaries (a) to do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence; (b) to continue to conduct its business substantially as now conducted or as otherwise permitted hereunder; (c) at all times to maintain, preserve and protect all of its rights to enjoy and use trademarks, trade names and service marks, and preserve all the remainder of its property in use or useful in the conduct of its business and keep the same in working order so that the business carried on in connection therewith may be conducted consistent with current operating practices at all times; and (d) to transact business in such names as Borrower or such Subsidiary may from time to time use in conducting its businesses.

6.2     PAYMENT OF OBLIGATIONS.

        (a) Except as prohibited by this Agreement or (except with respect to the Obligations), and subject to Section 6.2(b), Borrower shall and shall cause each of its Subsidiaries (i) to use its best efforts to pay and discharge or cause to be paid and discharged all its Indebtedness, including all of the Obligations, as and when due and payable and (ii) to pay and discharge or cause to be paid and discharged promptly before any thereof shall become in default all (A) Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed), and (B) lawful claims for labor, materials, supplies and services or otherwise.

        (b) Borrower and each of its Subsidiaries may in good faith contest the validity or amount of any Indebtedness or Charges or claims arising under
Section 6.2(a) (other than the Obligations), provided that adequate reserves with respect thereto are maintained on the books of Borrower or such Subsidiary, in accordance with GAAP.

6.3     BOOKS AND RECORDS.

        Borrower shall, and shall cause each of its Subsidiaries to, keep adequate records and books of account with respect to its business activities, in which true and proper entries, reflecting all of their respective financial transactions, are made in accordance with GAAP (subject to normal year end adjustments) and on a basis consistent with the financial statements referred to in Section 4.5.

6.4     LITIGATION.

        Borrower shall notify Lender in writing, promptly upon learning thereof, of any litigation or any other proceeding commenced or threatened by or against Borrower and/or any of its Subsidiaries, and of the institution by or against any of them of any suit, administrative or other proceeding or investigation subsequent to the date hereof. Borrower shall disclose to Lender in writing any material development in any such matter or threatened matter referred to in the preceding sentence and shall provide such other information as may be reasonably available to it to enable Lender and its counsel to evaluate such matters.

6.5     INSURANCE.

        Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, with financially sound and reputable insurers, insurance with respect to its properties and business against liability, loss or damage of the kinds customarily carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses. On and after the date which is 15 days after the Closing Date, all such policies shall contain an endorsement naming Lender as additional insured and loss payee and providing at least 30 days' prior notice to Lender of cancellation or modification and such other terms as Lender may reasonably request. All Receipts in respect of such policies insuring against business interruption shall be paid by the obligor thereon to the Operating Accounts as described in Section 2.2.

        Lender reserves the right at any time, upon review of Borrower's risk profile, to require additional forms of insurance to, in Lender's sole opinion, adequately protect Lender's interests.

6.6     COMPLIANCE WITH LAW.

        Except to the extent compliance is excused by the Bankruptcy Code, Borrower shall, and shall cause each of its Subsidiaries to, comply with all Federal, state and local laws and regulations applicable to it, including those relating to ERISA, those regarding the collection, payment and deposit of sales, employees' income, unemployment and Social Security taxes, all applicable consumer credit, truth in lending, credit reporting and other similar laws, rules and regulations and those relating to environmental matters, where the failure to comply could have a Material Adverse Effect.

6.7     SUPPLEMENTAL DISCLOSURE.

        From time to time as may be necessary (in the event that such information is not otherwise delivered by Borrower to Lender pursuant to this Agreement), so long as there are Obligations outstanding hereunder or the Commitment Termination Date has not occurred, Borrower will disclose to Lender in writing Borrower's knowledge of any material matter hereafter arising which, if existing or occurring at the Closing Date, would have been required to be set forth or described in a Schedule or which is necessary to correct any information in any Schedule which has been rendered inaccurate thereby or which could reasonably be expected to result in a Material Adverse Effect; it being understood that the disclosure of such matter shall not cure any Default or Event of Default or otherwise diminish or otherwise affect Lender's rights and remedies under this Agreement and the other Loan Documents.

6.8     EMPLOYEE PLANS.

        (a) Borrower shall notify Lender of any and all claims (other than claims for benefits in the normal course), actions, or lawsuits asserted or instituted, and of any threatened claims, actions or lawsuits, against Borrower or any ERISA Affiliate, in connection with any Employee Benefit Plan or/and against any such Employee Benefit Plan itself, or against any fiduciary of, or service provider to any such Employee Benefit Plan.

        (b) Borrower shall notify Lender of the occurrence of any event that could give rise to a termination of any Pension Plan or any notice received by Borrower or any ERISA Affiliate under Sections 4219, 4041A, 4042, 4241 or 4245 with respect to any Multiemployer Plan.

6.9     SEC FILINGS AND CERTAIN OTHER NOTICES.

        Borrower shall furnish to Lender (i) promptly after the filing thereof with the Securities and Exchange Commission, a copy of each report, notice or other filing, if any, by Borrower or any of its Subsidiaries with the Securities and Exchange Commission, (ii) a copy of each written communication received by Borrower or any of its Subsidiaries from, or delivered by Borrower or any of its Subsidiaries to, (A) the Securities and Exchange Commission, or
(B) the Delaware Secretary of State, the California Secretary of State or any similar state agency or official, with respect to the issuance or offering of Securities, in each case promptly after each such receipt or delivery.

6.10    LEASES; NEW REAL ESTATE.

        Borrower shall, or shall cause its appropriate Subsidiary to: (i) provide Lender with a copy of each notice of default or termination received by Borrower or such Subsidiary under any material Lease immediately upon receipt of any such notice, and deliver to Lender a copy of each notice of default or termination sent by Borrower or such Subsidiary under any such Lease simultaneously with its delivery of such notice under such Lease; (ii) notify Lender, not later than 30 days prior to the date of the expiration of the term of any material Lease, of its intention either to renew or not renew any such Lease, and, if Borrower or such Subsidiary shall intend to renew such Lease, the terms and conditions of such renewal Lease; and (iii) notify Lender at least 30 days prior to the date Borrower or any such Subsidiary takes possession or becomes liable under any new leased premises or Lease, whichever is earlier.

6.11    DEPOSIT ACCOUNTS; BANK LETTERS.

        Pursuant to Section 2.2, Borrower shall deposit, or shall cause to be deposited, all Receipts into the Operating Accounts and shall maintain compliance with all Operating Accounts and cash concentration arrangements. Upon Lender's request, Borrower shall deliver to Lender copies of all bank statements describing the activities in such deposit accounts.

6.12    INSURANCE POLICIES.

        (a) Within 15 days of the Closing Date, Borrower shall deliver, or cause to be delivered, to Lender (i) evidence that all insurance policies required under this Agreement are in full force and effect, certified by the issuers thereof, together with certificates of loss payable endorsements (Form BFU 438 or equivalent) to all insurance policies and notices to the issuers of such policies, and documents evidencing appropriate assignments of the proceeds of such policies, and (ii) each of the Bank Letters Respecting Operating Accounts described in Section 3.1(c), in each case executed by the applicable bank or banks. Borrower has previously delivered to Lender certificates representing all of the issued and outstanding capital stock of each of its Subsidiaries, as Collateral.

6.13    BORROWER'S REMEDIAL ACTION REGARDING HAZARDOUS MATERIALS.

        Borrower shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all necessary remedial action in connection with the presence, storage, use, disposal, transportation or Release of any Hazardous Materials on, under or about any Real Estate in order to comply with all applicable Environmental Laws and Governmental Authorizations. In the event Borrower or any of its Subsidiaries undertakes any remedial action with respect to any Hazardous Materials on, under or about any Real Estate, Borrower shall or shall cause such Subsidiary shall conduct and complete such remedial action in compliance with all applicable





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

Environmental Laws, and in accordance with the policies, orders and directives of all federal, state and local governmental authorities except when, and only to the extent that, Borrower's or such Subsidiary's liability for such presence, storage, use, disposal, transportation or discharge of any Hazardous Materials is being contested in good faith by Borrower or such Subsidiary.

6.14    FURTHER ASSURANCES.

        (a) Whenever and so often as reasonably requested by Lender, Borrower shall promptly execute and deliver or cause to be executed and delivered all such other and further instruments, documents or assurances, and promptly do or cause to be done all such other and further things that may be necessary or desirable, or that Lender may reasonably request, in order to further and more fully vest in Lender all rights, interests, powers, benefits, privileges and advantages conferred or intended to be conferred by this Agreement, the other Loan Documents and the Orders.

        (b) Borrower shall, at any time and from time to time, at the expense of Borrower, promptly execute and deliver or cause to be executed and delivered all further instruments and documents, including, without limitation, mortgages and deeds of trust with respect to the Real Estate and Leases, and take all further action that may be necessary or desirable, or that Lender may reasonably request, to perfect and protect any Lien granted or purported to be granted hereby, by the other Loan Documents or the Orders, or to enable Lender to exercise and enforce its rights and remedies with respect to any Collateral.

                                   SECTION 7.

                               NEGATIVE COVENANTS

        Borrower covenants and agrees that, without Lender's prior written consent, from and after the date hereof and until the Commitment Termination Date occurs and the Obligations are fully satisfied:

7.1     INDEBTEDNESS.

        Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

                (i) Borrower and its Subsidiaries may become and remain liable with respect to the Obligations;

                (ii) Borrower and its Subsidiaries may become and remain liable with respect to Contingent Obligations permitted by Section 7.16 and, upon any matured obligations actually arising pursuant thereto, the Indebtedness corresponding to the Contingent Obligations so extinguished;

                (iii) Borrower and its Subsidiaries, as applicable, may remain liable with respect to Indebtedness described in Schedule 7.1 annexed hereto; and

                (iv) Borrower and its Subsidiaries may become and remain liable with respect to Indebtedness incurred on or after the Closing Date by Borrower and such Subsidiaries, as applicable, in the ordinary course of business to trade creditors and other Persons that does not constitute Indebtedness for borrowed money.

7.2     INVESTMENTS; LOANS AND ADVANCES.

        Borrower shall not make, nor shall it permit any of its Subsidiaries to make, any Investment; provided, however, that Borrower and its Subsidiaries may
(i) make and own loans and advances to employees for moving and travel, drawing accounts and similar expenditures in the ordinary course of business in an aggregate amount not to exceed $50,000 at any time; (ii) make advances to suppliers to purchase goods in the ordinary course of business; (iii) make and own Investments in cash and Cash Equivalents not in excess of $1,500,000 in the aggregate; and (iv) make and own Investments in cash and Cash Equivalents pledged to certain Persons as described in the definition of Permitted Encumbrances.

7.3     LIENS.

        (a) Prohibition on Liens. Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the Uniform Commercial Code of any State or under any similar recording or notice statute, except for Permitted Encumbrances.

        (b) Equitable Lien in Favor of Lender. If Borrower or any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Liens excepted by the provisions of Section 7.3(a), it shall make or cause to be made effective provision whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided that, notwithstanding the foregoing, this covenant shall not be construed as a consent by Lender to the creation or assumption of any such Lien not permitted by the provisions of Section 7.3(a).

        (c) No Further Negative Pledges. Except with respect to specific property encumbered to secure payment of particular Indebtedness, neither Borrower nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

7.4     CAPITAL EXPENDITURES AND CAPITAL LEASE OBLIGATIONS.

        Borrower shall not, nor shall it permit any of its Subsidiaries to, make Capital Expenditures or incur Capital Lease Obligations that exceed $750,000 in the aggregate for Borrower and its Subsidiaries.

7.5     RESTRICTED PAYMENTS.

        Borrower shall not, nor shall it permit any of its Subsidiaries to, make any Restricted Payments, except for distributions or payments by any Subsidiary of Borrower to Borrower.

7.6     HEDGING TRANSACTIONS.

        Other than as set forth in SCHEDULE 7.6, Borrower shall not, nor shall it permit any of its Subsidiaries to, engage in any interest rate hedging or similar transaction.

7.7     CANCELLATION OF INDEBTEDNESS.

        Borrower shall not, nor shall it permit any of its Subsidiaries to, cancel any claim or debt owing to it, except for reasonable consideration and in the ordinary course of business, other than settlement of intercompany accounts due from Borrower.

7.8     CAPITAL STRUCTURE; SUBSIDIARIES.

        Borrower shall not, nor shall it permit any of its Subsidiaries to, make any material change in its corporate, capital or legal structure, including the issuance of any shares of Borrower's or its Subsidiary's Securities, warrants to purchase any of Borrower's or such Subsidiary's Securities (other than to Lender) or Securities convertible into Borrower's or such Subsidiary's Securities (including treasury shares or any shares that have been permanently retired); provided, however, that any shares of Borrower's or such Subsidiary's Securities purchased by Borrower or such Subsidiary, respectively, shall be permanently retired as authorized but unissued Securities. Borrower shall not create or cause any Person to create, any additional Subsidiary owned directly or indirectly by Borrower, nor shall it purchase any equity interest, including the Securities, in any Person.

7.9     MAINTENANCE OF BUSINESS.

        (a) Borrower shall not, nor shall it permit any of its Subsidiaries to, engage in any business other than the business currently engaged in by Borrower or such Subsidiary.

        (b) Borrower shall, and shall cause each of its Subsidiaries to, enforce all of its rights under each other contract, lease, mortgage, deed of trust or instrument to which any of them is a party or by which any of them or any of their respective property is bound, unless in the case of this clause, such failure to enforce its rights could not have a Material Adverse Effect.

7.10    TRANSACTIONS WITH AFFILIATES.

        Borrower shall not, nor shall it permit any of its Subsidiaries to, enter into or be a party to any agreement or transaction with any Affiliate of Borrower or such Subsidiary, except as listed in SCHEDULE 7.10 or unless such transaction is otherwise permitted under this Agreement, is in the ordinary course of business of Borrower or such Subsidiary, as the case may be, and is upon fair and reasonable terms no less favorable to Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm's length transaction with a Person not an Affiliate of Borrower.

7.11    TRANSFERS OF ASSETS.

        (a) Borrower shall not, nor shall it permit any of its Subsidiaries to, sell, transfer, convey or otherwise dispose of any assets or properties, except for at least the book value thereof in the ordinary course of business or engage in any sale-leaseback or similar transaction involving any of its assets; provided, that Borrower may sell obsolete and excess inventory at fair market value so long as the price therefor is greater than or equal to the book value thereof and the aggregate sale price does not exceed $3,000,000 and so long as Lender has a perfected security interest in the cash proceeds thereof. Borrower shall not, nor shall it permit any of its Subsidiaries to, acquire any asset or property, except (i) as permitted under Sections 7.2 or 7.4, or (ii) in the ordinary course of business.

7.12    MERGERS, ETC.

        Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, by operation of law or otherwise, enter into any transaction to, or otherwise, merge with, consolidate with, acquire in one transaction or a series of transactions, by purchase or otherwise, all or substantially all of the business, property, assets, Securities or the beneficial ownership of, or otherwise combine with, any Person, or form or acquire or otherwise hold any interest in any Subsidiary (other than maintenance of the interests in Subsidiaries as set forth in Schedule 4.3) or wind-up, dissolve itself (or suffer any liquidation or dissolution) or convey, sell, lease, sub-lease or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business, property or fixed assets, whether now owned or hereafter acquired.

7.13    EVENTS OF DEFAULT.

        Borrower shall not, nor shall it permit any of its Subsidiaries to, take or omit to take any action, which act or omission would constitute (i) a Default or an Event of Default pursuant to, or noncompliance with any of, the terms of any of the Loan Documents or (ii) a material default or an event of default pursuant to, or noncompliance with any other contract, lease, mortgage, deed of trust or instrument to which any of them is a party or by which any of them or their respective property is bound, or any document creating a Lien, unless, in the case of clause (ii), such default, event of default or noncompliance could not have a Material Adverse Effect.

7.14    ERISA.

        Neither Borrower nor any ERISA Affiliate shall without Lender's prior written consent acquire any new ERISA Affiliate that maintains or has an obligation to contribute to a Pension Plan that has either an "accumulated funding deficiency," as defined in Section 302 of ERISA, or any "amount of unfunded benefit liabilities," as defined in Section 4001(a)(18) of ERISA in the case of any plan other than a Multiemployer Plan and in Section 4211 of ERISA in the case of a Multiemployer Plan. Additionally, neither Borrower nor any ERISA Affiliate shall, without Lender's prior written consent:

                (a) Terminate or permit the existence of circumstances that could reasonably be expected to result in the termination of any Pension Plan that is subject to Title IV of ERISA where such termination could reasonably be anticipated to result in liability to Borrower or any ERISA Affiliate or otherwise incur liability to the PBGC (other than for premiums) or to any Pension Plan (other than for contributions under Section 412 of the IRC or Part 3 of Title I of ERISA);

                (b) Fail to make any contributions or fail to pay any amounts due and owing as required by the terms of any Employee Benefit Plan or
Section 412 of the IRC before such contributions or amounts become delinquent;

                (c) Make a complete or partial withdrawal (within the meaning of Section 4201 of ERISA) from any Multiemployer Plan that would result in liability under Subtitle E of Title IV of ERISA; and

                (d)      Incur liability under Chapter 43 of the IRC or under
Section 502(c), (i) or (l) or 4071 of ERISA.

7.15    HAZARDOUS MATERIALS.

        Except as set forth on SCHEDULE 4.20, Borrower shall not, nor shall it permit any of its Subsidiaries or any other Person within the control of Borrower to, cause or permit the presence, use, generation, manufacture, installation, release, discharge, storage or disposal of any Hazardous Materials on, under, in or about any real property owned, leased, subleased, occupied or used by Borrower or any of its Subsidiaries, or the transportation of any Hazardous Materials to or from any such real property where such presence, use, generation, manufacture, installation, release, discharge, storage, disposal or transportation would violate any Environmental Laws in a manner which could have a Material Adverse Effect.

7.16    CONTINGENT OBLIGATIONS.

        Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation, except:

        (i) Borrower and its Subsidiaries may become and remain liable with respect to Contingent Obligations under (a) guarantees in the ordinary course of business of the obligations of suppliers consistent with industry practices, and (b) return policies and price protection policies in favor of customers in the ordinary course of business consistent with industry practices;

        (ii) Borrower and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of any Indebtedness of Borrower or its Subsidiaries permitted by subsection 7.1; and

        (iii) Borrower and its Subsidiaries, as applicable, may remain liable with respect to Contingent Obligations described in SCHEDULE 7.16 annexed hereto.

7.17    AMENDMENTS OR WAIVERS OF CERTAIN DOCUMENTS; PREPAYMENTS.

        After the Closing Date, Borrower will not, and will not permit any of its Subsidiaries to, amend or otherwise change the terms of the Plan or of any agreement related to Indebtedness of Borrower or any of such Subsidiaries, or make any payment consistent with an amendment or change thereto, without the consent of Lender. Except for the Obligations, any required mandatory prepayments of obligations arising pursuant to the Plan and any trade obligations incurred in the ordinary course of business, neither Borrower nor any of its Subsidiaries will prepay any principal or interest on any Indebtedness of Borrower or any of its Subsidiaries prior to the date when due, or make any payment or deposit with any Person that has the effect of providing for the satisfaction of any Indebtedness of Borrower or any of its Subsidiaries prior to the date when due.


                                   SECTION 8.

                                      TERM

8.1     SURVIVAL.

        (a) The representations and warranties of Borrower in this Agreement shall survive the execution, delivery and acceptance hereof by the parties hereto and the closing of the transactions described herein or related hereto.

        (b) Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under this Agreement or the Loan Documents shall in any way affect or impair the powers, obligations, duties, rights and liabilities of Borrower or the rights of Lender relating to any transaction or event occurring prior to such termination. Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties, indemnities and representations contained in the Loan Documents shall survive such termination or cancellation and shall continue in full force and effect until such time as all of the Obligations have been paid and performed in full in accordance with the terms of the agreements creating such Obligations, at which time the same shall terminate.

        (c) Notwithstanding anything to the contrary in this Agreement or the other Loan Documents, the agreements of Borrower set forth in Sections 10.2 and 10.3 shall survive the repayment of the Loan and Notes and the termination of this Agreement and the other Loan Documents.


                                   SECTION 9.

                     EVENTS OF DEFAULT; RIGHTS AND REMEDIES

9.1     EVENTS OF DEFAULT.

        If any of the following conditions or events ("Events of Default") shall occur:

        (a) Failure to Make Payments When Due. Failure by Borrower to pay any installment of principal of or interest on any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or failure by Borrower to pay any fee or any other amount due under this Agreement within five days after the date due; or

        (b)     Default in Other Agreements.

                (i) Failure of Borrower or any of its Subsidiaries to pay when due (a) any principal of or interest on any Indebtedness (other than Indebtedness referred to in Section 9.1(a)) in an individual principal amount of $100,000 or more or any items of Indebtedness with an aggregate principal amount of $500,000 or more or (b) any Contingent Obligation in an individual principal amount of $100,000 or more or any Contingent Obligations with an aggregate principal amount of $500,000 or more, in each case beyond the end of any grace period provided therefor; or

                (ii) breach or default by Borrower or any of its Subsidiaries with respect to any other material term of (a) any evidence of any Indebtedness in an individual principal amount of $100,000 or more or any items of Indebtedness with an aggregate principal amount of $500,000 or more or any Contingent Obligation in an individual principal amount of $100,000 or more or any Contingent Obligations with an aggregate principal amount of

$500,000 or more or (b) any loan agreement, mortgage, indenture or other agreement relating to such Indebtedness or Contingent Obligation(s), if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness or Contingent Obligation(s) (or a trustee on behalf of such holder or holders) to cause, that Indebtedness or Contingent Obligation(s) to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (upon the giving or receiving of notice, lapse of time, both, or otherwise); or

        (c) Breach of Certain Covenants. Failure of Borrower to perform or comply with any term or condition contained in Section 2.3 or Section 6.1 or
Section 7 of this Agreement; or

        (d) Breach of Warranty. Any representation, warranty, certification or other statement made by Borrower or any of its Subsidiaries in any Loan Document or in any statement or certificate at any time given by Borrower or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made; or

        (e) Other Defaults Under Loan Documents. Borrower or any of its Subsidiaries shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents, other than any such term referred to in any other subsection of this Section 9, and such default shall not have been remedied or waived within five days after the earlier of (i) an officer of Borrower becoming aware of such default or (ii) receipt by Borrower of notice from Lender of such default; or

        (f)     Involuntary Bankruptcy; Appointment of Receiver, etc.

                (i) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of Borrower or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or

                (ii) an involuntary case shall be commenced against Borrower or any of its Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Borrower or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Borrower or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Borrower or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged; or

        (g)     Voluntary Bankruptcy; Appointment of Receiver, etc.

                (i) Borrower or any of its Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Borrower or any of its Subsidiaries shall make any assignment for the benefit of creditors; or

                (ii) Borrower or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Board of Directors of Borrower or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii); or

        (h) Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $100,000 or (ii) in the aggregate at any time an amount in excess of $500,000 (in either case not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Borrower or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than five days prior to the date of any proposed sale thereunder); or

        (i) Dissolution. Any order, judgment or decree shall be entered against Borrower or any of its Subsidiaries decreeing the dissolution or split up of Borrower or that Subsidiary and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

        (j) Employee Benefit Plans. There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of Borrower or any of its ERISA Affiliates during the term of this Agreement; or there shall exist an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), for Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities); or

        (k) Material Adverse Effect. Any event or change shall occur that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

THEN (i) upon the occurrence of any Event of Default described in subsection
(f) or (g), each of (a) the unpaid principal amount of and accrued interest on the Loans, and (b) all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Borrower, and the obligation of Lender to make any Loan shall terminate, and (ii) upon the occurrence and during the continuation of any other Event of Default, Lender shall, by written notice to Borrower, declare all or any portion of the amounts described in clauses (a) and (b) above to be, and the same shall forthwith become, immediately due and payable, and the obligation of Lender to make any Loan shall thereupon terminate.

9.2     WAIVERS BY BORROWER.

        Borrower waives (i) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties or other property at any time held by Lender on which Borrower may in any way be liable and hereby ratifies and confirms whatever Lender may do in this regard, (ii) all rights to notice and a hearing prior to Lender's taking possession or control of, or to Lender's replevy, attachment or levy upon, the Collateral, or any bond or security which might be required by any court prior to allowing Lender to exercise any of its remedies, and (iii) the benefit of all marshalling, valuation, appraisal and exemption laws. Borrower acknowledges that it has been advised by counsel of its choice with respect to the effect of the foregoing waivers and this Agreement and the other Loan Documents and the transactions evidenced by this Agreement and the other Loan Documents.


                                  SECTION 10.

                                 MISCELLANEOUS

10.1    COMPLETE AGREEMENT; MODIFICATION OF AGREEMENT; SALE OF INTEREST.

        The Loan Documents constitute the complete agreement between the parties (superseding any and all prior discussions and agreements, written and oral, between Borrower and Lender, including those certain letters dated August 26, 1994, August 19, 1994, December 12, 1994 (collectively, the "PRIOR LETTERS"), the DIP Loan Agreement and all Loan Documents, as defined therein, entered into pursuant thereto and the Existing Loan Agreement and all Loan Documents, as defined therein, entered into pursuant thereto) with respect to the subject matter hereof. Borrower may not sell, assign or transfer, whether by operation of law or otherwise, any of the Loan Documents or any portion thereof, including Borrower's rights, title, interests, remedies, powers and duties hereunder or thereunder. Borrower hereby consents to Lender's sale of participations, assignment, transfer or other disposition, at any time or times, of any interest in any of the Loan Documents or of any portion thereof or interest therein, including Lender's rights, title, interests, remedies, powers or duties thereunder, whether evidenced by a writing or not. Borrower agrees that it will assist and cooperate with Lender in any manner reasonably requested by Lender to effect the sale of participations in or assignments of any of the Loan Documents or of any portion thereof or interest therein, including assistance in the preparation of appropriate disclosure documents or placement memoranda.

        If Lender assigns or otherwise transfers all or any part of the Notes, Borrower shall, upon the request of Lender, issue new Notes and an amendment to this Agreement to effectuate such assignment or transfer.

        No amendment or waiver of any provision of this Agreement or the Notes or any other Loan Document, nor consent to any departure by Borrower, Lender or any other Person therefrom, shall in any event be effective unless the same shall be in writing and signed by the Person to be charged thereby, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

10.2    FEES AND EXPENSES.

        Borrower shall reimburse Lender on demand for all expenses of Lender in connection with the underwriting, due diligence analysis and credit approval with respect to, and the preparation, execution, delivery and on-going monitoring of, the Loan Documents (including the reasonable fees and out-of-pocket expenses of Lender's counsel retained in connection with the Loan Documents and the transactions contemplated thereby). Borrower shall also pay all transfer, excise, recording or similar taxes (but excluding income or franchise taxes) in connection with the issuance, sale, delivery or transfer by Borrower to Lender of the Notes and the execution and delivery of the Loan Documents and any other agreements and instruments contemplated thereby, and shall save Lender harmless without limitation as to time against any and all liabilities with respect to such taxes. If at any time, regardless of the existence of an Event of Default, Lender shall incur expenses itself or employ counsel or other professional advisors, including, but not limited to, environmental, financial and management consultants, for advice or other representation or shall incur legal, appraisal, accounting, consulting or other costs and expenses (including any allocated internal costs) in connection with the Loan Documents and the transactions contemplated thereby, including, without limitation: (a) any amendment, modification or waiver of, or consent with respect to, any of the Loan Documents; (b) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Lender, Borrower or any other Person) in any way relating to the Collateral, any of the Loan Documents, or any other agreements to be executed or delivered in connection therewith or herewith, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against Borrower or any other Person that may be obligated to any Lender by virtue of the Loan Documents, under the Bankruptcy Code, or any other applicable Federal, state, or foreign bankruptcy or other similar law; (c) any attempt to enforce any rights or remedies of Lender against Borrower, or any other Person that may be obligated to Lender by virtue of any of the Loan Documents; (d) any attempt to appraise, inspect, verify, protect, collect, sell, liquidate or otherwise dispose of the Collateral including payments made to cure defaults affecting any of the Collateral and the costs of servicing any Accounts; or (e) the Chapter 11 Cases, the Plan and the Confirmation Order (including, without limitation, the on-going monitoring by Lender of the Chapter 11 Cases, the Plan and the Confirmation Order, including attendance by Lender and its counsel at hearings or other proceedings and the on-going review of documents filed with the Court in respect thereof) and Lender's interests with respect to Borrower or any of its Subsidiaries (including, without limitation, the on-going review of Borrower's or such Subsidiary's business, assets, operations, prospects or financial condition as Lender shall deem necessary), the Collateral or the Obligations; then, and in any such event, the fees and expenses incurred by Lender and such attorneys and other professional advisors and consultants arising from such services, including those of any appellate proceedings, and all expenses, costs, charges and other fees incurred by such counsel or other professionals in any way or respect arising in connection with or relating to any of the events or actions described in this Section 10.2 shall be payable, on demand, by Borrower to Lender and shall be additional Obligations secured under the Collateral Documents and the other Loan Documents. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: paralegal fees, costs and expenses; accountants' and experts' fees, costs and expenses; appraisers' and auditors' fees, costs and expenses; management and other consultants' fees, costs and expenses; court costs and expenses; photocopying and duplicating expenses; court reporter fees, costs and expenses; long distance telephone charges; communication charges, air express charges; telegram charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other professional services. Except with respect to fees payable to Lender at closing, all other fees and expenses shall be due and payable 30 days after invoice with objection rights being reserved.

10.3    INDEMNITY.

        Borrower shall indemnify, pay and hold Lender and each Fund, their agents and nominees, and their respective Affiliates, officers, directors, partners, fiduciaries, employees, attorneys and agents (each an "INDEMNIFIED PERSON") harmless from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including reasonable attorneys' fees and disbursements and other costs of investigations or defense, including those incurred upon any appeal), which may be instituted or asserted against or incurred by such Indemnified Person, in any manner relating to or arising out of (i) this Agreement or the other Loan Documents or the transactions contemplated hereby, (ii) Lender's agreement to make the Loan or the use or intended use of the proceeds of the Loan, or (iii) the exercise by Lender of any right or remedy, including any claim, action, suit, proceeding, loss, cost, damage, liability, deficiency, fine, penalty, punitive damage or expense (including reasonable attorneys' and consultants' fees, investigation and laboratory fees, court costs and litigation expenses), directly or indirectly resulting from, arising out of, or based upon (y) the presence, release, use, manufacture, installation, generation, discharge, storage or disposal, at any time, of any Hazardous Materials on, under, in or about, or the transportation of any such materials to or from, any real property owned, leased, operated or used by Borrower or any of its Subsidiaries (the "SUBJECT PROPERTY"); or (z) the violation or alleged violation by Borrower or any of its Subsidiaries or Affiliates of any law, statute, ordinance, order, rule, regulation, permit, judgment or license relating to the use, generation, manufacture, installation, release, discharge, storage or disposal of Hazardous Materials to or from the Subject Property; which indemnity shall include, without limitation (A) any damage, liability, fine, penalty, punitive damage, cost or expense arising from or out of any claim, action, suit or proceeding for personal injury (including sickness, disease, death, pain or suffering), tangible or intangible property damage, compensation for lost wages, business income, profits or other economic loss, damage to the natural resources or the environment, nuisance, pollution, contamination, leak, spill, release or other adverse effect on the environment, and (B) the cost of any required or necessary repair, cleanup, treatment, remediation or detoxification of the Subject Property and the preparation and implementation of any closure, disposal, remedial or other required actions in connection with the Subject Property; provided, however, that Borrower shall not be liable for any indemnification to such Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense was the result of such Indemnified Person's gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence shall be unenforceable under law, Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all indemnified liabilities incurred by the Indemnified Persons or any of them.

        Borrower, for itself and on behalf of its successors and assigns, hereby waives, releases and forever discharges any now existing or hereafter created or arising right or claim against Lender, any other Indemnified Person provided above or their respective assigns for contribution, reimbursement, indemnity or other similar rights against Lender, any other Indemnified Person or their respective assigns in any way related to the use, storage, disposal, treatment or presence of any Hazardous Materials on, in or about the Subject Property, including any right to contribution that may exist in Borrower's favor pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., or any other similar law, statute or regulation under any applicable Federal or State law, or under any common law theory.

        Borrower hereby acknowledges and agrees that (i) Lender is not now, and has not ever been, in control of the Subject Property or of Borrower's affairs; and (ii) Lender does not have the capacity to influence Borrower's conduct with respect to the ownership, operation or management of the Subject Property.

10.4    NO WAIVER BY LENDER.

        Lender's failure, at any time or times, to require strict performance by Borrower or any of its Subsidiaries of any provision of this Agreement and any of the other Loan Documents shall not waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance therewith.
Any suspension or waiver by Lender of an Event of Default by Borrower or any of its Subsidiaries under the Loan Documents shall not suspend, waive or affect any other Event of Default by Borrower or any of its Subsidiaries under this Agreement and any of the other Loan Documents whether the same is prior or subsequent thereto and whether of the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of Borrower or any of its Subsidiaries contained in this Agreement or any of the other Loan Documents and no Event of Default by Borrower or any of its Subsidiaries under this Agreement and no defaults by Borrower or any such Subsidiary under any of the other Loan Documents shall be deemed to have been suspended or waived by Lender, unless such suspension or waiver is by an instrument in writing signed by an officer of Lender and directed to such Person specifying such suspension or waiver.

10.5    REMEDIES.

        Lender's rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies which Lender may have under any other agreement, including the Loan Documents, by operation of law or otherwise. Recourse to the Collateral shall not be required.

10.6    SET-OFF.

        Each of Lender and the banks holding any Operating Account (for the benefit of the Lender) is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all funds in the possession of Lender or such bank, as the case may be, all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Lender, or such bank, to or for the credit or the account of Borrower, against any and all of the obligations of Borrower and its Subsidiaries that are then due and payable, whether by maturity or acceleration or otherwise. Nothing in this Section 10.6 shall impair the right of Lender to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of Borrower other than its indebtedness under the Notes. Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in the Notes, whether or not acquired pursuant to the forgoing arrangement, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of Borrower in the amount of such participation.

10.7    PARTIES.

        This Agreement and the other Loan Documents shall be binding upon, and inure to the benefit of Borrower and its Subsidiaries that are party thereto and Lender, the successors of Lender, and the assigns, transferees and endorsees of Lender. The security interests and Liens created in this Agreement, the Collateral Documents and the other Loan Documents shall be and remain valid and perfected, and the claims, rights and remedies of Lender hereunder valid and enforceable in accordance with the terms hereof.

10.8    CONFLICT OF TERMS.

        Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

10.9    INDEPENDENCE OF COVENANTS.

        All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within limitations of, another covenant shall not avoid the occurrence of an Default or Event of Default if such action is taken or condition exists.

10.10   GOVERNING LAW; BANKRUPTCY COURT JURISDICTION AND VENUE.

        EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS SET FORTH HEREUNDER AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICT OF LAWS, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. BORROWER CONSENTS TO PERSONAL JURISDICTION, WAIVES ANY OBJECTION AS TO JURISDICTION OR VENUE, AND AGREES NOT TO ASSERT ANY DEFENSE BASED ON LACK OF JURISDICTION OR VENUE, IN THE BANKRUPTCY COURT, NORTHERN DISTRICT OF CALIFORNIA. SERVICE OF PROCESS ON BORROWER, LENDER OR ANY ASSIGNEE LENDER IN ANY ACTION ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS SHALL BE EFFECTIVE IF MAILED TO SUCH PARTY AT THE ADDRESS LISTED IN SECTION 10.12. NOTHING HEREIN SHALL PRECLUDE LENDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION.

10.11   MUTUAL WAIVER OF JURY TRIAL; OTHER WAIVERS.

        BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS.

        NO CLAIM MAY BE MADE BY BORROWER AGAINST LENDER OR ITS AGENTS OR NOMINEES OR THEIR RESPECTIVE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, ATTORNEYS OR AGENTS FOR ANY SPECIAL INDIRECT, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES IN RESPECT OF ANY BREACH OR WRONGFUL CONDUCT (WHETHER THE CLAIM THEREFOR IS BASED ON CONTRACT, TORT OR DUTY IMPOSED BY LAW) IN CONNECTION WITH, ARISING OUT OF OR IN ANY WAY RELATED TO THE TRANSACTIONS CONTEMPLATED AND RELATIONSHIP ESTABLISHED BY THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH; AND BORROWER HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY SUCH CLAIM FOR ANY SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

10.12   NOTICES.

        Except as otherwise provided herein, whenever this Agreement provides that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by another, or whenever any of the parties desires to give or serve upon another any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be delivered (i) in person with receipt acknowledged, or (ii) by nationally recognized overnight courier or facsimile with receipt confirmed, or (iii) by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

        (a)     If to Lender at:

                TCW Special Credits
                c/o Oaktree Capital Management LLC
                550 South Hope Street,
                Los Angeles, California  90071
                Attention:       Kenneth Liang
                Facsimile:       (213) 694-1599

                With copies to:

                O'Melveny & Myers LLP
                1999 Avenue of the Stars
                Los Angeles, California  90067
                Attention:       Warren R. Loui, Esq.
                Facsimile:       (310) 246-6779

        (b)     If to Borrower, at:

                Aureal Semiconductor Inc.
                4245 Technology Drive
                Fremont, California  94538
                Attention:       Brendan O'Flaherty
                Facsimile:       (510) 252-4245

or at such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered or sent by facsimile, with receipt acknowledged or confirmed, or three (3) Business Days after the same shall have been deposited in the United States mail or one (1) Business Day if sent by nationally recognized overnight courier. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to the persons designated above to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

10.13   SECTION TITLES.

        The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

10.14   COUNTERPARTS.

        This Agreement may be executed in any number of separate counterparts, each of which shall be an original, but all of which shall constitute one and the same agreement.

10.15   LENDER OBLIGATIONS.

        Borrower hereby acknowledges that TCW Special Credits is entering into this Agreement, and undertaking the obligations of the Lender hereunder, only as agent or nominee for each Fund and on each Fund's behalf and not individually, and that TCW Special Credits is not personally liable with respect to the obligations of the Lender hereunder. Borrower further acknowledges that the liability of the Funds is several and not joint and several, in accordance with and in proportion to their respective percentage interest of the Tranche A Loans and the Tranche B Loans set forth on SCHEDULE 1-A hereto, and each Fund shall be liable for its breach hereof only to the extent such breach and any loss, cost of damages incurred by Borrower as a result thereof, relates to such Fund.


                  [Remainder of page intentionally left blank]

                IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.


                                AUREAL SEMICONDUCTOR INC.
                                (FORMERLY KNOWN AS MEDIA VISION
                                TECHNOLOGY INC.),
                                AS BORROWER



                                By:__________________________________________


                                Title:_______________________________________




                                TCW SPECIAL CREDITS,
                                as agent and nominee for the entities listed on Schedule 1 annexed hereto,
                                AS LENDER



                                By:      TCW ASSET MANAGEMENT
                                         COMPANY, its managing general partner


                                         By:___________________________________


                                         Title:________________________________




                                         By:___________________________________


                                         Title:________________________________

================================================================================


                   SECOND AMENDED AND RESTATED LOAN AGREEMENT

                           DATED AS OF AUGUST 6, 1997

                                    BETWEEN


                           AUREAL SEMICONDUCTOR INC.
               (FORMERLY KNOWN AS MEDIA VISION TECHNOLOGY INC.),

                                  AS BORROWER,


                                      AND


                              TCW SPECIAL CREDITS,

                                AS AGENT FOR THE

                    ENTITIES SET FORTH ON SCHEDULE 1 HERETO,

                                 AND AS LENDER


================================================================================

                           AUREAL SEMICONDUCTOR INC.
                               (FORMERLY KNOWN AS
                         MEDIA VISION TECHNOLOGY INC.)

                   SECOND AMENDED AND RESTATED LOAN AGREEMENT

                               TABLE OF CONTENTS


                                                                                                                PAGE
SECTION 1.

                                                                   DEFINITIONS  . . . . . . . . . . . . . . .     2

SECTION 2.

                                                           AMOUNT AND TERMS OF CREDIT   . . . . . . . . . . .    15
        2.1       Revolving Credit Advances   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    15
        2.2       Collections; Mandatory and Optional Prepayments;
                  Extension of Maturity Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16
        2.3       Use of Proceeds   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
        2.4       Interest on Loan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
        2.5       Receipt of Payments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
        2.6       Application of Payments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
        2.7       Access  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
        2.8       Closing and Other Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20

SECTION 3.

                                                              CONDITIONS PRECEDENT  . . . . . . . . . . . . .    21
        3.1       Conditions to Effectiveness and Closing Date  . . . . . . . . . . . . . . . . . . . . . . .    21
        3.2       Additional Conditions to Each Advance   . . . . . . . . . . . . . . . . . . . . . . . . . .    21

SECTION 4.

                                                         REPRESENTATIONS AND WARRANTIES   . . . . . . . . . .    22
        4.1       Corporate Existence and Qualifications; Compliance with Law   . . . . . . . . . . . . . . .    22
        4.2       Compliance with Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
        4.3       Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
        4.4       Corporate Power; Authorization; Enforceable Obligations   . . . . . . . . . . . . . . . . .    23
        4.5       Financials  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
        4.6       Projections   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24
        4.7       Title; Lien; Assets of Subsidiaries   . . . . . . . . . . . . . . . . . . . . . . . . . . .    24
        4.8       Insurance Policies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
        4.9       Schedule of Operating Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25





                                       (i)

        4.10      No Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
        4.11      Employment and Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
        4.12      Investment Company Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
        4.13      Margin Regulations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26
        4.14      Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26
        4.15      ERISA   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26
        4.16      No Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    27
        4.17      Patents, Trademarks, Copyrights and Licenses  . . . . . . . . . . . . . . . . . . . . . . .    27
        4.18      Full Disclosure   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    27
        4.19      Security Interests  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28
        4.20      Hazardous Materials   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28
        4.21      Contracts and Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28

SECTION 5.

                                                      FINANCIAL STATEMENTS AND INFORMATION  . . . . . . . . .    29
        5.1       Reports and Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    29

SECTION 6.

                                                              AFFIRMATIVE COVENANTS . . . . . . . . . . . . .    30
        6.1       Maintenance of Existence and Conduct of Business  . . . . . . . . . . . . . . . . . . . . .    30
        6.2       Payment of Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    30
        6.3       Books and Records   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31
        6.4       Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31
        6.5       Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31
        6.6       Compliance with Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31
        6.7       Supplemental Disclosure   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32
        6.8       Employee Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32
        6.9       SEC Filings and Certain Other Notices   . . . . . . . . . . . . . . . . . . . . . . . . . .    32
        6.10      Leases; New Real Estate   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    33
        6.11      Deposit Accounts; Bank Letters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    33
        6.12      Insurance Policies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    33
        6.13      Borrower's Remedial Action Regarding Hazardous Materials  . . . . . . . . . . . . . . . . .    33
        6.14      Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    34

SECTION 7.

                                                               NEGATIVE COVENANTS   . . . . . . . . . . . . .    34
        7.1       Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    34
        7.2       Investments; Loans and Advances   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    35
        7.3       Liens   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    35
        7.4       Capital Expenditures and Capital Lease Obligations  . . . . . . . . . . . . . . . . . . . .    36
        7.5       Restricted Payments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    36
        7.6       Hedging Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    36





                                      (ii)

        7.7       Cancellation of Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    36
        7.8       Capital Structure; Subsidiaries   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    36
        7.9       Maintenance of Business   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    36
        7.10      Transactions with Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    37
        7.11      Transfers of Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    37
        7.12      Mergers, Etc.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    37
        7.13      Events of Default   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    37
        7.14      ERISA   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    38
        7.15      Hazardous Materials   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    38
        7.16      Contingent Obligations.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    39
        7.17      Amendments or Waivers of Certain Documents; Prepayments   . . . . . . . . . . . . . . . . .    39

                                                                   SECTION 8.

                                                                      TERM  . . . . . . . . . . . . . . . . .    40
        8.1       Survival.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    40

SECTION 9.

                                                     EVENTS OF DEFAULT; RIGHTS AND REMEDIES   . . . . . . . .    40
        9.1       Events of Default.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    40
        9.2       Waivers by Borrower.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    43

SECTION 10.

                                                                  MISCELLANEOUS . . . . . . . . . . . . . . .    44
        10.1      Complete Agreement; Modification of Agreement; Sale of Interest.  . . . . . . . . . . . . .    44
        10.2      Fees and Expenses.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    44
        10.3      Indemnity.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    46
        10.4      No Waiver by Lender.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    47
        10.5      Remedies.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    47
        10.6      Set-Off.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    47
        10.7      Parties.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    48
        10.8      Conflict of Terms.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    48
        10.9      Independence of Covenants.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    48
        10.10     Governing Law; Bankruptcy Court Jurisdiction and Venue.   . . . . . . . . . . . . . . . . .    48
        10.11     Mutual Waiver of Jury Trial; Other Waivers.   . . . . . . . . . . . . . . . . . . . . . . .    49
        10.12     Notices.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    50
        10.13     Section Titles.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    51
        10.14     Counterparts.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    51
        10.15     Lender Obligations.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    51








                                     (iii)

                               INDEX OF EXHIBITS


Exhibit A-1     -     Form of Tranche A Revolving Credit Note
Exhibit A-2     -     Form of Tranche B Revolving Credit Note
Exhibit B       -     Form of Amended and Restated Pledge and Security
                      Agreement
Exhibit C       -     Form of Amended and Restated Assignment for Security
                      (Patents)
Exhibit D       -     Form of Amended and Restated Assignment for Security
                     (Trademarks and Trademark Licenses)
Exhibit E       -     Form of Subsidiary Guaranty
Exhibit F       -     Form of Subsidiary Pledge and Security Agreement
Exhibit G       -     Form of Bank Letter Respecting Operating Accounts
Exhibit H       -     Form of Omnibus Consent























                                      (iv)

                               INDEX OF SCHEDULES

Schedule 1            -     Entities for whom TCW Special Credits is Acting as
                            Agent
Schedule 1-A          -     Lenders and Commitments
Schedule 2.1(a)       -     Existing Obligations
Schedule 3.1(a)       -     Schedule of Documents
Schedule 4.1          -     Corporate Qualifications
Schedule 4.3          -     Subsidiaries; Rights, Warrants, Options
Schedule 4.4          -     Consents and Approvals
Schedule 4.7(a)       -     Real Estate Owned
Schedule 4.7(b)       -     Real Estate Leased
Schedule 4.8          -     Insurance Policies
Schedule 4.9          -     Operating Accounts
Schedule 4.11         -     Employment Insurance Payments
Schedule 4.14         -     Taxes
Schedule 4.15(a)      -     ERISA - Employee Benefit Plans
Schedule 4.15(b)      -     ERISA - Accumulated Funding Deficiencies
Schedule 4.16         -     Litigation
Schedule 4.17         -     Patents, Trademarks, Copyrights and Licenses
Schedule 4.19(b)      -     Liens; Priority
Schedule 4.20         -     Hazardous Materials
Schedule 4.21         -     Contracts and Agreements
Schedule 7.1          -     Indebtedness
Schedule 7.6          -     Hedging Transactions
Schedule 7.10         -     Transactions with Affiliates
Schedule 7.16         -     Contingent Obligations















                                       (v)